Exhibit 10.18

LOAN AND SECURITY AGREEMENT

DATED AS OF FEBRUARY 20, 2014

by and among

FIVE9, INC.

and

FIVE9 ACQUISITION LLC

collectively, Borrower,

and

FIFTH STREET FINANCE CORP.

as Agent and Lender,

and

FIFTH STREET MEZZANINE PARTNERS V, L.P.,

as Lender

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions

Exhibits

Exhibit 1.1	-	Form Additional Advance Request
Exhibit 7.1	-	Closing Agenda

Schedules

Schedule I	-	Pledged Stock
Schedule 2.18	-	Security Interest Filings
Schedule 3.1	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 5.4(b)	-	Capitalization
Schedule 5.16	-	ERISA
Schedule 5.18	-	Insurance

INDEX

-i-

-ii-

-iii-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of February 20, 2014 and entered into by and among (i) FIVE9, INC., a Delaware corporation (the “Lead Borrower”) and FIVE9 ACQUISITION LLC, a Delaware limited liability company (jointly and severally, individually and collectively, “Borrower”), (ii) FIFTH STREET FINANCE CORP., a Delaware corporation (together with its successors and assigns, “FSFC”), FIFTH STREET MEZZANINE PARTNERS V, L.P., a Delaware limited partnership (together with its successors and assigns, “FSMP”), and the other lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and (iii) FIFTH STREET FINANCE CORP., a Delaware corporation, as the administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”). In consideration of the mutual covenants contained herein and benefits to be derived herefrom the parties hereto hereby agree as follows (all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto):

SECTION 1

AMOUNTS AND TERMS OF LOAN

1.1 Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

(a) Term Loan. The Lenders (severally, not jointly) agree to make a term loan (the “Loan”) to Borrower in an amount equal to Thirty Million Dollars ($30,000,000) (the “Loan Commitment”). FSMP agrees to fund Ten Million Dollars ($10,000,000) of the Loan Commitment and FSFC agrees to fund Twenty Million Dollars ($20,000,000) of the Loan Commitment. Amounts borrowed under the Loan and repaid may not be reborrowed.

(b) Unconditional Obligation to Pay. Borrower hereby unconditionally promises to pay all Obligations as and when due hereunder.

(c) Note. The Loan shall be evidenced by one or more notes substantially in the forms executed by Borrower on the date hereof (each a “Note” and collectively, the “Notes”). Neither the original nor a copy of any Note shall be required, however, to establish or prove any Obligation. In the event that a Note is ever lost, mutilated, or destroyed, Borrower shall execute a replacement thereof and deliver such replacement to Lender.

(d) Purpose. The proceeds of the Loan shall be used to pay fees and expenses incurred in connection with this Agreement and Related Transactions and for working capital and general corporate purposes of the Borrower not otherwise prohibited by this Agreement or the other Loan Documents.

(e) Funding.

(i) Subject to the terms of this Agreement and satisfaction of the conditions set forth in Section 7.1 hereof, the Lenders shall make the following advances to Borrower on the Closing Date (collectively, the “Initial Advance”): FSMP shall advance Ten Million Dollars ($10,000,000) of the Loan and FSFC shall advance Ten Million Dollars ($10,000,000) of the Loan. Other than the Initial Advance, FSMP shall have no funding obligations hereunder.

(ii) Subject to Borrower’s compliance with the conditions set forth in Section 7.2 hereof, from the Closing Date through and including February 20, 2015 (the “Outside Funding Date”), the portion of the Loan not advanced on the Closing Date shall be available to Borrower in subsequent advances (each, an “Additional Advance”) from FSFC. Each request for an Additional Advance by Borrower to FSFC shall be made in the form substantially similar to the Form of Additional Advance Request attached hereto as Exhibit 1.1. In addition to the conditions set forth in Section 7.2 hereof, any such Additional Advances under the Loan shall be subject to the following:

(a) The aggregate amount of the Initial Advance and all Additional Advances outstanding at any time shall not exceed the Loan Commitment.

(b) Additional Advances shall only be available until the Outside Funding Date.

(c) Additional Advances shall be in the amount of at least One Million Dollars ($1,000,000).

1.2 Interest and Payment Terms.

(a) Rate. Interest shall accrue on the outstanding balance of the Loan at a per annum rate equal to the greater of either (A) ten percent (10%) or (B) the LIBOR Rate and shall be payable as follows:

(i) Current Pay. Accrued interest on the unpaid principal balance of the Loan shall be payable monthly in arrears, in immediately available funds, on the last day of each month (the “Payment Date”). The initial Payment Date hereunder shall be February 28, 2014.

(ii) Principal Amortization. In addition to the interest payments described above, commencing on the Amortization Payment Start Date and continuing on each Payment Date thereafter, Borrower shall make, in immediately available funds, monthly principal payments on the Loan each an amount equal to (A) twenty percent (20%) of the outstanding principal balance of the Loan on the Amortization Payment Start Date divided by (B) twelve. Principal amortization payments shall be applied ratably among the Lenders.

(b) Calculation of Payments. If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest under the Loan shall be calculated on the basis of a 360 day year for the number of days elapsed in each interest period.

(c) Default Rate. So long as an Event of Default has occurred and is continuing under Section 6.1(a), (f), or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of the Required Lenders, after written notice thereof to Borrower, the interest rate applicable to the Loan shall be increased by four percentage points (4%) per annum above the rate of interest otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is waived and shall be payable upon demand, but in any event, shall be payable on the next Payment Date.

(d) Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final non-appealable order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (c), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof exceed the amount that the Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(d) a court of competent jurisdiction shall determine by a final, non-appealable order that the Lenders have received interest hereunder in excess of the Maximum Lawful Rate, the Lenders shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.6 and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

(e) LIBOR Rate Unascertainable; Illegality; Increased Costs.

(i) In the event that the Agent shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR then the Agent shall forthwith give notice by telephone of such determination. If such notice is given, any portion of the Loans which were accruing interest with reference to the LIBOR shall bear interest at the Adjusted Prime Rate beginning on the date such notice is provided to Borrower. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at the Adjusted Prime Rate.

(ii) If any requirement of law or any change therein or in the interpretation or application thereof shall hereafter make it unlawful for any Lender in good faith to make or maintain the portion of the Loans bearing interest at the LIBOR Rate, the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by applicable law. Borrower hereby agrees promptly to pay such Lender (within ten (10) days of such Lender’s written demand therefor), any additional amounts necessary to compensate such Lender for any reasonable and out-of-pocket costs incurred by such Lender in making any conversion from the LIBOR Rate to the Adjusted Prime Rate in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder.

(f) Mandatory Prepayments. Subject to the terms of the Intercreditor Agreement, concurrently with the receipt by Borrower or any of their Subsidiaries of the net proceeds (i) of the issuance of any Indebtedness for borrowed money (other than Permitted Indebtedness) including any Subordinated Debt, (ii) of any disposition of assets (other than a disposition of assets permitted under Section 3.7 below), (iii) from any Casualty Event in excess of $500,000, (iv) from the issuance of, or otherwise on account of, any Stock of any Subsidiary of Borrower (other than equity issuances by a Subsidiary of Borrower to Borrower or a Subsidiary of Borrower), and (v) from any Extraordinary Receipts in excess of $500,000, Borrower shall prepay the Loan in an amount equal to one hundred percent (100%) of such net proceeds, subject to the prepayment fee described in Section 1.3(b) below. Nothing in this Section 1.2(f) shall be construed to permit or waive any Default or Event of Default that may arise from any incurrence of any events described herein and not otherwise permitted under the terms of this Agreement. Notwithstanding anything in this Section 1.2(f) to the contrary, if Borrower notifies the Agent that it intends to apply the net proceeds from a Casualty Event (or a portion thereof) to acquire (or replace or rebuild) tangible assets to be used in the business of Borrower within 360 days after receipt of such net proceeds, then no prepayment is required pursuant to this Section 1.2(f) in respect of such net proceeds; provided that to the extent of any such net proceeds have not been so applied by the end of such 360-day period, a prepayment is required at such time in an amount equal to such net proceeds that have not been so applied.

1.3 Fees.

(a) Advisory Fees. On the date hereof, Borrower shall pay to the Lenders an aggregate advisory fee of $400,000, as follows: (i) to FSMP an advisory fee in the amount of $150,000, (ii) to FSFC an advisory fee in the amount of $150,000, and (iii) to FSFC an advisory fee in the amount of $100,000, all in immediately available funds, which fees shall be deemed fully earned on the date hereof, and shall not be credited to any other payment required hereunder.

(b) Prepayment. Borrower may prepay all or a portion of the Loan at any time. Any such prepayment shall be applied ratably among the Lenders. If Borrower (A) voluntarily prepays any portion of the Loan, or (B) pursuant to any mandatory prepayment set forth in Sections 1.2(f), prepays, in one or a related series of transactions, all amounts outstanding under the Loan, Borrower shall pay to the Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to the Applicable Percentage multiplied by the sum of the portion of the principal amount of the Loan paid after acceleration or prepaid. As used herein, the term “Applicable Percentage” shall mean (x) three percent (3.0%), in the case of a prepayment on or prior to the second anniversary of the Closing Date, (y) two percent (2.0%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof, and (z) one percent (1.0%), in the case of a prepayment after the third anniversary of the Closing Date but on or prior to the date occurring ninety (90) days prior to the Maturity Date. Borrower acknowledges that the Lenders shall suffer damages on account of the early payment of the Loan and that the Applicable Percentage is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from prepayment.

(c) Expenses and Attorneys’ Fees. Borrower agrees to promptly pay all reasonable and out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses, accounting, consulting, brokerage or other similar professional fees and expenses and travel expenses) incurred by the Agent and/or any Lender in connection with any matters contemplated by or arising out of the Loan Documents, including in connection with the examination, review, due diligence investigation, documentation, negotiation, closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, subordination or intercreditor agreements, consents and waivers. Borrower agrees to promptly pay all fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by the Agent and/or any Lender in connection with any Event of Default, work-out in respect of the Loan or any action or efforts by the Agent and/or any Lender to preserve, protect, collect or enforce any Loan Document or any rights or remedies of the Agent and/or Lender in connection with the Collateral or to collect any payments due from Borrower hereunder (whether or not actually instituted in connection with such efforts). All fees, charges, costs and expenses for which Borrower is responsible under this Agreement shall be deemed part of the Obligations when incurred, secured by the Collateral and payable upon demand; provided, however, that Borrower may remit any such fees, charges, costs and expenses as a part of its first regularly scheduled accounts payable processing following such demand.

1.4 Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in Dollars and in same day funds and delivered to the Agent for the account of the applicable Lender by wire transfer to the account of such applicable Lender specified by Agent from time to time or such other place as the Agent may from time to time designate in writing to Borrower. Borrower shall receive credit on the day of receipt for funds received by the Lenders by 12:00 noon (New York Time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.

1.5 Maturity. In all events, and under all circumstances, unless sooner paid, all Obligations shall be immediately due and payable in full on the Maturity Date.

1.6 Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, (i) payments made to the Lenders shall be applied, first, ratably to Fees and reimbursable expenses of the Agent and the Lenders then due and payable pursuant to any of the Loan Documents; and (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments. Payments made when an Event of Default has occurred and is continuing shall be applied in accordance with Section 6.4. Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower when an Event of Default exists, and Borrower hereby irrevocably agrees that the Lenders shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as the Lenders may deem advisable, notwithstanding any previous entry by the Lenders in the Loan Account or any other books and records.

1.7 Loan Account. The Agent shall maintain a loan account (the “Loan Account”) on its books to record: all credit extensions, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. The balances in the Loan Account, as recorded on the Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. The Agent shall render to Borrower a monthly accounting of transactions with respect to the Loan setting forth the balances of the Loan Account for the immediately preceding month. Notwithstanding any provision herein contained to the contrary, the Lenders may elect (which election may be revoked) to dispense with the issuance of the Note to any Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8 Taxes.

(a) No Deductions. Any and all payments or reimbursements made hereunder or under any Note by Borrower shall be made free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority other than Excluded Taxes. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to the Lenders, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, the Lenders receive an amount equal to the sum they would have received had no such deductions been made.

(b) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive from any Governmental Authority or in the interpretation or application thereof by any Governmental Authority, (2) any new law, regulation, treaty or directive from any Governmental Authority enacted or any new interpretation or application thereof, or (3) compliance by any Lender with any directive (whether or not having the force of law) from any Governmental Authority made or issued after the Closing Date:

(i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan made hereunder, or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder (except for Excluded Taxes); or

(ii) does or shall impose on any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein (except for Excluded Taxes);

and the result of any of the foregoing is to increase the cost to any Lender of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to such Lender, upon its demand, any additional amounts necessary to compensate such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, determined by such Lender with respect to this Agreement or the other Loan Documents. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower of the event by reason of which such Lender has become so entitled. The Lender shall promptly notify Borrower if the event underlying Lender’s claim to any additional amounts pursuant to this Section is no longer applicable. A certificate as to any additional amounts payable pursuant to the foregoing sentence and a calculation thereof in reasonable detail submitted by such Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) Delivery Requirements. Any Lender (or Lender’s transferee and Participant) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the IRC (a “Non-U.S. Lender”) shall deliver to Borrower and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of whichever of the following is applicable: (i) duly completed copies of IRS Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of IRS Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the IRC, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the IRC and (y) duly completed copies of IRS Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of IRS Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional IRS Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; provided, however, that if a change in applicable laws has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises Borrower and the Agent, then such Lender shall not be required to provide such form. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver the appropriate forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. In addition, each Lender that is not a Non-U.S. Lender shall deliver to the Borrower and the Agent two copies of IRS Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.

1.9 Security Agreement.

(a) Grant. To secure Borrower’s prompt, punctual, and faithful performance of all and each of the Obligations, Borrower hereby grants to the Agent for the benefit of the Secured Parties a continuing security interest in and to, and collaterally assigns and pledges to the Agent for the benefit of the Secured Parties, the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Secured Parties may in the future be granted a security interest is referred to herein as the “Collateral”):

(i) all Accounts and accounts receivable;

(ii) all Contracts and Contract Rights;

(iii) all Chattel Paper;

(iv) all Deposit Accounts;

(v) all Documents and Documents of Title;

(vi) all Equipment;

(vii) all Financial Assets;

(viii) all Fixtures;

(ix) all General Intangibles;

(x) all Goods;

(xi) all Instruments;

(xii) all Intellectual Property;

(xiii) all Inventory;

(xiv) all Investment Property;

(xv) all Letters of Credit and Letter of Credit Rights;

(xvi) all Payment Intangibles;

(xvii) all Pledged Interests;

(xviii) all Securities and Securities Accounts;

(xix) all Supporting Obligations;

(xx) all Commercial Tort Claims listed on the Perfection Certificate or described in any notice sent to the Agent pursuant to Section 2.20;

(xxi) all policies and certificates of insurance, money, cash, or other property and all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing; all distributions, monies, fees, payments, compensations and proceeds now or hereafter becoming due and payable with respect to the Pledged Interests whether payable as profits, distributions, asset distributions, repayment of loans or capital or otherwise;

(xxii) all books and records pertaining to the Collateral and/or to the operation of Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained, together with all other assets and personal property of Borrower; and

(xxiii) all other property and assets of Borrower not otherwise described above;

(xxiv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing and all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing including the right of stoppage in transit.

(b) Excluded Property. Notwithstanding the foregoing, “Collateral” shall not include (x) more than 65% of the voting Stock of each Foreign Subsidiary directly held by each Borrower if to do so would cause material adverse tax consequences for such Borrower; provided, that immediately upon any amendment of the IRC that would allow the pledge of a greater percentage of such Stock without material adverse tax consequences, “Collateral” shall include such greater percentage of Stock of such Foreign Subsidiary from that time forward, (y) any intent to use application for a trademark that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon unless and until such time as the grant of such Lien will not affect the validity of such trademark and (z) any rights or interests in any lease, license, contract, or agreement, as such or the assets subject thereto if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the valid grant of a Lien therein or in such assets to the Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, however, the foregoing exclusions shall in no way be construed (i) to apply if any such prohibition would be rendered ineffective under the Code (including Sections 9-406, 9-407 and 9-408 thereof) or other applicable law (including the United States bankruptcy code) or principles of equity, (ii) so as to limit, impair or otherwise affect the Agent’s unconditional continuing Liens upon any rights or interests of Borrower in or to the Proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts or other Receivables Collateral), or (iii) to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, agreement or assets subject thereto that does not result in such prohibition.

(c) Authorization to File.

(i) Borrower hereby authorizes the Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to maintain, perfect or protect Secured Parties’ interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Agent’s discretion.

(ii) Each Borrower hereby further authorizes the Agent to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Agreement and/or such other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Borrower hereunder, without the signature of such Borrower where permitted by law, and naming such Borrower as debtor, and the Agent as secured party.

(iii) Each Borrower hereby ratifies its authorization for the Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

1.10 Joint and Several Liability; Waivers.

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Loan and the other Obligations hereunder. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower parties hereto, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each Borrower under the provisions of this Section constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower.

(b) The provisions of this Section are made for the benefit of each of the Agent and each Lender and their respective successors and assigns, and may be enforced by the Agent or by any Lender from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Agent or any Lender or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section shall remain in effect until the Termination Date.

(c) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent for the account of the Lenders with respect to any of the Obligations or any Collateral until the Termination Date. Any claim which any Borrower may have against the other Borrower with respect to any payments to the Agent for the account of the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the Termination Date and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor. Each Borrower hereby waives and relinquishes any and all suretyship defenses and all rights and remedies accorded by applicable law to sureties or guarantors.

(d) Each Borrower hereby designates the Lead Borrower as that Borrower’s agent to obtain the Loan hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth in Section 1.1(d). As the disclosed principal for its agent, each Borrower shall be obligated to the Lenders on account of the Loan so made hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which the Loan is recorded on the books and records of Lead Borrower and of any Borrower. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming were each other Borrower.

SECTION 2

AFFIRMATIVE COVENANTS

Borrower agrees that from and after the date hereof and until the Termination Date:

2.1 Payment and Performance of Obligations. Borrower shall pay each payment Obligation when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Obligation.

2.2 Locations; Perfection Certificate. Borrower shall provide at least ten (10) days prior written notice to the Lenders of any proposed change in (i) its legal name, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a value in excess of $500,000 owned by it is located (including the establishment of any such new office or facility), (iii) its identity or type of organization, corporate or legal structure, or (iv) its jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction). Such Borrower agrees (A) not to effect or permit any such change unless all filings have been made under the Code or otherwise that are required in order for the Lenders to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral subject only to Permitted Encumbrances and (B) to take all action reasonably satisfactory to the Lenders to maintain the perfection and priority of the security interest of the Lenders for the benefit of the Lenders in the Collateral intended to be granted hereunder. Each Borrower agrees to promptly provide the Lenders with certified organizational documents reflecting any of the changes described in the preceding sentence. The Lenders may rely on opinions of counsel as to whether any or all UCC financing statements of the Borrowers need to be amended as a result of any of the changes described herein. If any Borrower fails to provide information to the Lenders about such changes on a timely basis, the

Lenders shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Borrower’s property constituting Collateral, for which the Lenders needed to have information relating to such changes.

2.3 Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or any of its Subsidiaries, other than, with respect to the foregoing clauses (i) and (ii), those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Borrower or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section shall not preclude Borrower or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP.

2.4 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance and public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and will deliver evidence thereof to the Agent. Borrower shall cause the Lenders, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to the Agent, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, in each case for the benefit of the Agent. In the event Borrower fails to maintain insurance coverage required by this Agreement, the Agent or any Lender may purchase insurance at Borrower’s expense to protect the Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by the Agent or Lenders may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by the Agent or Lenders, but only after providing the Agent and the Lenders with evidence that Borrower has obtained insurance as required by this Agreement. If the Agent or Lenders purchase insurance for the Collateral as provided hereby, Borrower will be responsible for the costs of that insurance, including interest and other Charges imposed by the Agent and Lenders in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of such insurance may be added to the Obligations. The costs of such insurance may be more than the cost of insurance Borrower is able to obtain on its own.

2.5 Inspection. Upon reasonable notice, Borrower shall permit any authorized representatives of the Agent and/or any Lender to visit, audit, appraise and inspect the Collateral and Borrower’s and its Subsidiaries’ financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that while any Event of Default has occurred and is continuing no notice to Borrower shall be required. Borrower shall reimburse the Agent and the Lenders for their reasonable and out-of-pocket costs and expenses incurred in connection with two such visits, audits, collateral audits, appraisals or inspections in any calendar year or otherwise when an Event of Default has occurred and is continuing.

2.6 Organizational Existence. Borrower will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence, its good standing status in the jurisdiction of its organization.

2.7 Environmental Matters. Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws the noncompliance with which could not be reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary (or reasonably requested by the Lenders) to comply with such Environmental Laws; (c) notify the Lenders promptly after Borrower or any Person within its control becomes aware of any violation of Environmental Laws or any Release on, in, under, or about any Real Estate; and (d) promptly forward to the Agent a copy of any order, notice, request for information or any communication or report received by Borrower or any Person within its control in connection with any such violation or Release whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

2.8 Pension Plans. Borrower and its Subsidiaries shall (i) deliver to the Agent promptly, and in any event within 30 days, any notice, letter or communication received by Borrower or its Subsidiaries from the PBGC, the IRS or any other Governmental Authority with respect to any Plan, if such notice could result in any material liability to Borrower or its Subsidiaries, (ii) provide the Agent with copies of any annual report filed by Borrower or its Subsidiaries with the PBGC in connection with any Plan, promptly after the filing thereof, and (iii) notify the Agent prior to terminating any Plan if such termination could result in any material liability to Borrower or its Subsidiaries.

2.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Borrower shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement, bailee letter or customs broker agreement, as applicable, from each lessor of leased property, mortgagee of owned property, bailee or customs broker with respect to any warehouse or other location where Collateral with a value in excess of $500,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent. After the Closing Date, no real property or warehouse space shall be leased by Borrower or any Subsidiary, other than leases in effect as of the Closing Date, and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of the Agent or unless and until a reasonably satisfactory landlord agreement, bailee letter or customs broker agreement, as appropriate, shall first have been obtained with respect to such location. Borrower shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located unless such obligations are being contested in good faith. Borrower shall not hold any of its assets or property for sale on consignment.

2.10 Meetings; Board Observer Rights. Borrower will hold meetings of its board of directors/board of managers (the “Board”) in regular intervals and on an as needed basis, consistent with past practices. Borrower shall provide the Agent with all of the notices, information and other materials that are distributed to the Board and shall provide the Agent with a notice and agenda of each meeting of the Board all at the same time and in the same manner as such notices, agenda, information and other materials are provided to the members of the Board; provided, that such materials provided to the Agent in connection with such meetings may be redacted or excluded to the extent that the Board reasonably determines that such exclusion or redaction is reasonably necessary (i) to preserve the attorney-client privilege, (ii) because of a potential or actual conflict of interest involving the Agent or the Lenders or their representative including strategic discussions regarding financings, or (iii) because they relate to matters too sensitive to be shared with non-Board members or because of the competitive nature of the matter. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to elect to have one representative present (whether in person or by telephone) in a non-voting observer capacity at all meetings of the Board and Borrower shall reimburse the Agent for the expenses (including travel expenses) incurred by the Agent in such representative attending the meetings of the Board; provided, that such representative may be excluded from such meetings to the extent that the Board reasonably determines that such exclusion is required for the matters described in clauses (i) through (iii) above. The Agent’s representative shall hold all materials and information provided or obtained hereunder in confidence and in trust (and shall not disclose such materials or information) to the same extent as if such representative was a member of the Board.

2.11 Intellectual Property.

(a) On a continuing basis, Borrower shall, at its sole cost and expense:

(i) promptly following its becoming aware thereof, notify the Agent of any materially adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding Borrower’s claim of ownership in or right to use any of the material Intellectual Property, Borrower’s right to register such Intellectual Property or its right to keep and maintain such registration in full force and effect;

(ii) not permit to lapse or become abandoned any material Intellectual Property as presently used and operated and as contemplated by this Agreement, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property, in each case except as shall be consistent with commercially reasonable business judgment;

(iii) upon Borrower obtaining knowledge thereof, promptly notify the Lenders in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any of the material Intellectual Property or the rights and remedies of the Agent or the Lenders under any Collateral Document in relation thereto including a levy or threat of levy or any legal process against the Intellectual Property or any portion thereof;

(iv) not license the Intellectual Property other than non-exclusive licenses entered into by Borrower in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that could materially impair the value of the Intellectual Property or the Lien on and security interest in the Intellectual Property created therein by the Collateral Documents, without the consent of the Lenders;

(v) diligently keep adequate records respecting its Intellectual Property;

(vi) furnish to the Agent from time to time upon the Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property and such other materials evidencing or reports pertaining to the Intellectual Property as the Agent may from time to time reasonably request;

(vii) not incorporate into any proprietary software licensed or distributed by Borrower that is material to generating revenue any third-party code that is licensed pursuant to any open source license, in a manner that would require or condition the use or distribution of such software on, the disclosing, licensing or distribution of any Borrower source code; and

(viii) not enter into any Intellectual Property license material to the conduct of the business of Borrower unless Borrower has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such license to the Agent for the benefit of the Secured Parties.

(b) In accordance with the terms of this Agreement, if Borrower shall at any time after the date hereof (A) obtain any rights to any additional Intellectual Property or (B) become entitled to the benefit of any additional Intellectual Property or any registration, renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property or any improvement on any Intellectual Property the provisions hereof shall automatically apply thereto.

(c) Borrower shall commence and prosecute such applications for protection of the Intellectual Property material to its business and suits, proceedings or other actions to prevent the infringement, misappropriation, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect such Intellectual Property. Upon the occurrence and during the continuance of any Event of Default, the Lenders shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property and/or bring suit in the name of Borrower or the Lenders to enforce the Intellectual Property and any license thereunder.

2.12 Future Intellectual Property. To the extent not already disclosed in writing to the Lenders, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall disclose the foregoing to the Agent and shall execute such intellectual property security agreements and other documents and take such other actions as the Agent may request in its good faith business judgment to perfect and maintain a perfected security interest in favor of the Secured Parties in such property. If Borrower decides to register any Copyrights or mask work in the United States Copyright Office, Borrower shall: (i) provide the Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) execute an intellectual property security agreement and such other documents and take such other actions as the Agent may request in their good faith business judgment to perfect and maintain a perfected security interest in favor of the Secured Parties in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (iii) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to the Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidences of the recording of the intellectual property security agreement required for the Agent to perfect and maintain a perfected security interest in such property.

2.13 Patriot Act. Borrower hereby acknowledges that the Agent and the Lenders seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Borrower hereby represents, warrants and agrees that: (i) none of the cash or property that Borrower or any of its Subsidiaries will pay or will contribute to the Agent or the Lenders has been or shall be derived from, or related to, any activity of Borrower or its Subsidiaries that is deemed criminal under United States law; and (ii) no contribution or payment by Borrower or any of its Subsidiaries to the Agent or the Lenders, to the extent that they are within Borrower’s and/or its Subsidiaries’ control shall cause the Agent or any Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Borrower shall promptly notify the Agent if any of these representations ceases to be true and accurate regarding either Borrower or any of its Subsidiaries. Borrower agrees to provide the Agent any additional information regarding either Borrower or any of its Subsidiaries that the Agent deem necessary or reasonably convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Borrower understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, the Agent or the Lenders may undertake appropriate actions to ensure compliance with applicable law or regulation. Borrower further understands that the Agent and/or the Lenders may release confidential information about either Borrower and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if the Agent and/or the Lenders in its sole discretion, determines that it is in the best interests of the Agent and/or the Lenders to do so under the laws set forth in subsection (ii) above.

2.14 Payment of Taxes and Claims. Borrower will, and will cause each of its Subsidiaries to, pay (i) all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Encumbrance) upon any of their respective properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien (other than a Lien for Taxes and claims not yet due and payable) against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such material Tax or claim.

2.15 Receivables Collateral.

(a) Each Borrower shall keep and maintain at its own cost and expense complete records of each Account, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Borrower shall, at such Borrower’s sole cost and expense, upon the Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver copies of all tangible evidence of Accounts, including copies of all documents evidencing Accounts and any books and records relating thereto to the Lenders or to their representatives.

(b) Other than in the ordinary course of business consistent with its past practice, such Borrower will not (i) grant any extension of the time of payment of any receivable, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

2.16 Maintenance of Security Interest. Each Borrower shall maintain the security interest created by this Agreement, subject to Permitted Encumbrances, and shall defend such security interest against the claims and demands of all Persons whomsoever (other than with respect to Permitted Encumbrances).

2.17 Further Assurances.

(a) In the event Borrower acquires an interest in real property after the Closing Date, Borrower shall deliver to the Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to the Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by the Agent.

(b) Borrower shall (i) cause each Person, upon its becoming a Subsidiary of Borrower other than a Foreign Subsidiary if to do so would cause material adverse tax consequences for Borrower (provided that this shall not be construed to constitute consent by the Agent or by any Lender to any transaction not expressly permitted by the terms of this Agreement), promptly to join this Agreement as a “Borrower” and to grant to the Agent for the benefit of the Secured Parties a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to the Agent for the benefit of the Secured Parties, all of the Stock of such Subsidiary to secure the Obligations (subject to the provisions of Section 1.9(b)). The documentation for such joinder, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Agent and shall include such certificates, votes, authorizations and legal opinions consistent with the certificates, votes, authorizations and legal opinions required to be delivered on the Closing Date.

(c) Upon the written request of the Agent, each Borrower shall take such further actions, and execute and deliver to the Agent such additional assignments, documents, reports, agreements, supplements, powers and instruments, as the Agent may in its reasonable judgment deem necessary or appropriate, wherever required by law, in order to evidence the debt, or perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Agent and Secured Parties hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Agent or permit the Agent to exercise and enforce their rights, powers and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Borrower shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Agent may institute and maintain, in their own names or in the name of any Borrower, such suits and proceedings as the Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Borrowers.

2.18 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Borrower represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Borrower to the Agent for the benefit of the Secured Parties pursuant to this Agreement in respect of the Collateral as of the date hereof are listed on Schedule 2.18 hereto. Each Borrower represents and warrants that all such filings, registrations and recordings have been delivered to the Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 2.18. Each Borrower agrees that at the sole cost and expense of the Borrowers, (i) such Borrower shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail and (ii) at any time and from time to time, upon the written request of the Agent, such Borrower shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Agreement) under the Code (or other applicable laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of control agreements as provided hereunder, all in form reasonably satisfactory to the Agent and in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable law in each case to perfect, continue and maintain a valid, enforceable, security interest in the Collateral (subject only to Permitted Encumbrances) as provided herein and to preserve the other rights and interests granted to the Agent hereunder, as against the Borrowers and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

2.19 Letter-of-Credit Rights. Subject to the terms of the Intercreditor Agreement, if such Borrower is at any time a beneficiary under a letter of credit for more than $100,000 now or hereafter issued in favor of such Borrower (each a, “Letter of Credit”), such Borrower shall promptly notify the Agent thereof and such Borrower shall, at the written request of the Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Agent of, and to pay to the Agent, the proceeds of, any drawing under the Letter of Credit or (ii) arrange for the Agent to become the beneficiary of such Letter of Credit, with the Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in this Agreement.

2.20 Commercial Tort Claims. If any Borrower shall at any time hold or acquire a Commercial Tort Claim involving a potential payment to such Borrower of more than $100,000, such Borrower shall promptly notify the Agent in writing signed by such Borrower of the brief details thereof and grant to the Agent for the benefit of the Secured Parties in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lenders.

SECTION 3

NEGATIVE COVENANTS

Borrower agrees that from and after the date hereof until the Termination Date:

3.1 Indebtedness. Borrower shall not and shall not cause or permit its Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than Permitted Indebtedness.

3.2 Liens and Related Matters.

(a) No Liens. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of Borrower’s or such Subsidiary’s property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.

(b) No Negative Pledges. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents or the agreements with respect to the Senior Debt) prohibiting the creation or assumption of any Lien in favor of the Agent for the benefit of the Secured Parties upon its properties or assets, whether now owned or hereafter acquired, including, without limitation, with respect to any of Borrower’s Intellectual Property.

(c) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein or the agreements with respect to the Senior Debt, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

(d) Permitted Restrictions. The restrictions set forth in Section 3.2(b) and (c) are subject to (i) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (ii) restrictions and conditions imposed by any agreement relating Permitted Indebtedness if such restrictions or conditions apply only to the property or assets securing such Permitted Indebtedness and (iii) customary provisions in leases and other contracts restricting the assignment thereof.

3.3 Investments. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Borrower and its Subsidiaries may make and own Investments in cash or Cash Equivalents;

(b) Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel, medical and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding;

(c) Investments in the form of equity securities issued by Subsidiaries;

(d) So long as no Event of Default has occurred and is continuing or would result therefrom, Investments in Subsidiaries to the extent necessary to (i) maintain such Subsidiary’s operations in support of Borrower’s business in the ordinary course consistent with past transfer pricing practices, and (ii) to establish a Subsidiary after the Closing Date with respect to such Subsidiary’s operations as a datacenter in support of Borrower’s business in an amount under this clause (ii) not to exceed $7,000,000 in the aggregate for any such Subsidiary formed after the Closing Date.

(e) loans or advances made by any Subsidiary to Borrower or by any Subsidiary that is not a Borrower to any other Subsidiary;

(f) Investments constituting Permitted Acquisitions; and

(g) notes payable, or stock or other securities issued by account debtors to Borrower or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts in the ordinary course of business, consistent with past practices.

3.4 Contingent Obligations. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation or guaranty the obligations of any other Person except for (a) Permitted Indebtedness and (b) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business.

3.5 Restricted Payments. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that (a) wholly-owned Subsidiaries of Borrower may make Restricted Payments to Borrower, (b) Borrower may make Restricted Payments consisting of Stock and (c) Borrower may repurchase Stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would exist after giving effect to such repurchase and the aggregate amount of such repurchases does not exceed $100,000 in any Fiscal Year.

3.6 Restriction on Fundamental Changes. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, certificate of formation, partnership agreement or operating agreement in any manner which changes the number of members of the Board or which negatively affects the Agent or any Lender; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person other than in connection with a Permitted Acquisition. Notwithstanding anything to the contrary herein, upon not less than five (5) Business Days’ prior written notice to the Agent, (i) any Borrower may consolidate or merge into another Borrower or any Subsidiary may merge into Borrower, in each case with Borrower as the survivor, or (ii) any Subsidiary may merge into another Subsidiary.

3.7 Disposal of Assets. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly convey, sell (including, without limitation, enter into sale/leaseback transactions), lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions (each, a “Transfer”), any of its property, business or assets, whether now owned or hereafter acquired, except for Permitted Transfers.

3.8 Transactions with Affiliates. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any material transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or any other services) with any Affiliate except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of either Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to any Borrower or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

3.9 Conduct of Business. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly engage in any business other than businesses of the type presently conducted by Borrower or any Subsidiary, or reasonably related thereto.

3.10 Changes Relating to Indebtedness. Borrower shall not directly or indirectly change or amend the terms of the Senior Debt if such amendment is prohibited under the Intercreditor Agreement. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly change or amend the terms of any Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due on such Indebtedness; (c) make more restrictive any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the redemption or prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

3.11 Fiscal Year. Borrower shall not change its Fiscal Year or permit any of its Subsidiaries to change their respective fiscal years.

3.12 Press Release. Borrower agrees that neither it nor its Affiliates will in the future issue any press releases announcing the execution of this Agreement without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Lenders.

3.13 Subsidiaries. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, except Subsidiaries that have complied with Section 2.17(b).

3.14 Bank Accounts. Borrower shall not hereafter establish and maintain any Deposit Account (other than an Excluded Account) unless (1) the applicable Borrower shall have given the Lenders ten (10) Business Days’ prior written notice of its intention to establish such new Deposit Account, (2) such depositary bank shall be reasonably acceptable to the Agent, and (3) such depositary bank and such Borrower shall have duly executed and delivered a control agreement with respect to such Deposit Account. No Borrower shall grant Control of any Deposit Account to any person other than the Agent or Senior Lender.

3.15 ERISA. Borrower shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

3.16 Sale Leasebacks. Borrower shall not and shall not cause or permit any of its Subsidiaries to engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

SECTION 4

FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with all covenants in this Section 4.

4.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures and are subject to year-end adjustments). Borrower will deliver each of the Financial Statements and other reports described below to the Agent, all in form reasonably acceptable to the Agent.

(a) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month (including the last month of Borrower’s Fiscal Year), Borrower will deliver to the Agent (i) electronically in Microsoft Excel format the unaudited consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related unaudited consolidated statements of income, profits and losses, and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Borrower, and (ii) an accounts receivable aging report.

(b) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, Borrower will deliver to the Agent electronically in Microsoft Excel format the unaudited consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of income, profits and losses, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Borrower.

(c) Year-End Financials. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, Borrower will deliver to the Agent (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, and statement of retained earnings for such Fiscal Year, and (2) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to the Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(d) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver to the Agent copies of all material reports and “management letters” or similar letters submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e) Management Reports. Together with each delivery of Financial Statements of Borrower pursuant to Sections 4.1(b), Borrower will deliver to the Agent, in electronic form and hard copy, a management report (1) describing the operations and financial condition of Borrower and its Subsidiaries for the applicable period then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above and the Financial Statements shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(f) Projections. As soon as available and in any event no later than 45 days of the beginning of each of Borrower’s Fiscal Years, Borrower will deliver to the Agent Projections of Borrower and its Subsidiaries for the forthcoming fiscal year, month by month.

(g) Filings and Press Releases. After the completion of a Qualified IPO, promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other written statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person. Borrower is deemed to have complied with the requirements of this Section if such Financial Statements, reports, notices, proxy statements, registration statements, prospectuses, press releases or other statements are posted on its website or are made available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval System.

(h) Events of Default, Etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect; (4) any event of default with respect to any Indebtedness of Borrower or any of its Subsidiaries, or (5) any change in Borrower’s chief executive officer or chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(i) Litigation. Promptly upon any officer of Borrower obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to the Agent, or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any property of Borrower that, in each case under the preceding clauses (1) and (2), could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to the Agent and provide such other information as may be reasonably available to Borrower to enable the Lenders and its counsel to evaluate such matter.

(j) Notice of Corporate and other Changes. Borrower shall provide prompt written notice of (1) all jurisdictions in which Borrower becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the authorized and issued Stock of Borrower or any Subsidiary of Borrower or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents; and (3) any Subsidiary created or acquired by Borrower or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable. The foregoing notice requirement shall not be construed to constitute consent by the Agent or any Lender to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k) Conference Call. On a monthly basis, Borrower shall make its chief executive officer, chief financial officer and vice president of finance (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles) available for a telephone conference to discuss with the Agent Borrower’s financial condition and other matters relevant to the Agent and/or the Lenders. The Agent shall initiate such call and shall provide Borrower with at least five (5) Business Days prior notice of such conference call.

(l) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to itself or any Subsidiary as from time to time may be reasonably requested by the Agent.

(m) Taxes. Borrower shall provide the Lenders prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by Borrower or any of its Subsidiaries and (ii) any agreement by Borrower or any of its Subsidiaries or request directed to Borrower or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.

(n) Notices Under Other Indebtedness. Borrower shall provide the Agent copies of all certificates (including borrowing base certificates), notices, and other information delivered to Borrower by, or received by Borrower from, any other lender, including the Senior Lender, contemporaneously with such delivery or promptly after such receipt.

(o) Notices of Modifications. Borrower shall promptly provide the Agent copies of all amendments, consents or waivers entered into from time to time with respect to the Senior Debt.

(p) Notices of Investments. Borrower shall provide the Agent notice of Investments made, or to be made, pursuant to Section 3.3(d)(ii) hereof. Borrower may comply with the requirements of this Section if such notice is provided to Lender via the requirements set forth in Section 4.1(e), (f), (j), (k) or (l) above.

4.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in accordance with GAAP as in effect from time to time. Financial Statements and other information furnished to the Agent pursuant to Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation subject in the case of any interim Financial Statements to year-end adjustments and the absence of footnotes; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement unless such change is required to comply with GAAP; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

4.3 Capital Expenditures. Borrower shall not incur or contract to incur Capital Expenditures of more than (a) $12,000,000 in the aggregate during the 2014, 2015 or 2016 Fiscal

Years and (b) $15,000,000 in the aggregate during any Fiscal Year thereafter. If Borrower’s Capital Expenditures in any Fiscal Year are less than $12,000,000, then fifty percent (50%) of such difference (“Carry-Over Amount”) may be carried forward to the succeeding Fiscal Year (“Succeeding Fiscal Year”) to increase the limitation on Capital Expenditures for such Succeeding Fiscal Year; provided, that the Carry-Over Amount applicable to a Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lender to enter into the Loan Documents and to make the Loan, Borrower represents, warrants and covenants to the Agent and to the Lenders that the following statements are, after giving effect to the Related Transactions, will remain true, correct and complete until the Termination Date:

5.1 Disclosure. No representation or warranty of Borrower contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to the Agent by or on behalf of Borrower in connection with the Loan Documents or the Related Transaction Documents, when taken as a whole, contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, it being recognized by the Agent and the Lenders that the projections and forecasts provided by Borrower to the Agent and the Lenders in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.2 No Material Adverse Effect. From December 18, 2013, until the Closing Date, there have been no events or changes in facts or circumstances affecting the business of Borrower which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

5.3 No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to the Borrower, or violate or conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of Borrower or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and except as to which applicable consents or waivers have been obtained.

5.4 Organization, Powers, Capitalization and Good Standing.

(a) Organization and Powers. Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b) Capitalization. As of the Closing Date: (i) the authorized Stock of each of Borrower and each of its Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of Borrower and each of its Subsidiaries is validly issued, fully paid, nonassessable (except for Directors’ qualifying shares in the case of Foreign Subsidiaries), free and clear of all Liens; (iii) the identity of the holders of the Stock of Borrower and each of its Subsidiaries and the percentage of their fully diluted ownership of the Stock of each of Borrower and each of its Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of Borrower or any of its Subsidiaries, other than those described above, is issued and outstanding. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower or any of its Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of Borrower, each enforceable against Borrower in accordance with its terms (except as may be limited by applicable bankruptcy or insolvency laws and by general principles of equity).

(d) Compliance with Obligations. Borrower represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, conditions and covenants contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to in Section 2.3 above.

(e) Insurance. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth in Section 2.4 above and maintains all insurance described in Section 2.4 above.

5.5 Financial Statements. All Financial Statements concerning Borrower and its Subsidiaries required to be delivered hereunder to the Agent or the Lenders have been prepared in accordance with GAAP consistently applied and do or will fairly present in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes, and normal year-end adjustments.

5.6 Perfection Certificate. All information set forth on the Perfection Certificate is accurate and complete, and Borrower’s exact legal name is correct on the signature page hereof.

5.7 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the financial condition, business or operations of Borrower and its Subsidiaries and all such Intellectual Property owned by Borrower that is registered or the subject of a pending application is identified on the Perfection Certificate. All such Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned. Borrower represents and warrants that (a) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any such Intellectual Property, or in default or termination of any License; (b) there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any such Intellectual Property or Borrower’s rights therein or use thereof; (c) to Borrower’s knowledge, the operation of Borrower’s business and Borrower’s use of Intellectual Property in connection therewith, does not infringe or misappropriate the intellectual property rights of any other Person; (d) no action or proceeding is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary, either (i) seeking to limit, cancel or question the validity of any Intellectual Property or Borrower’s ownership interest or rights therein which action or proceeding is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the value of any such Intellectual Property, none of the proprietary software license or distributed by Borrower that is material to generating revenue for Borrower is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that would require, or condition the use or distribution of such software, on the disclosure, licensing or distribution of any source code of the proprietary software, or (ii) alleging that any such Intellectual Property, or Borrower’s use thereof in the operation of its business, infringes or misappropriates the intellectual property rights of any Person which action or proceeding is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the value of any such Intellectual Property and (e) to Borrower’s knowledge, there has been no Material Adverse Effect on Borrower’s rights in its material trade secrets as a result of any unauthorized use, disclosure or appropriation by or to any Person, including Borrower’s current and former employees, contractors and agents.

5.8 Investigations, Audits, Etc. As of the Closing Date (except as previously disclosed to the Lenders), neither Borrower nor any of its Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

5.9 Employee Matters. (a) Neither Borrower nor any of its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower or any of its

Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Borrower or any of its Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of Borrower, threatened between Borrower or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of Borrower and each of its Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

5.10 Solvency. Borrower and its Subsidiaries (on a consolidated basis) are Solvent, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

5.11 Litigation; Adverse Facts. There are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of Borrower or any of its Subsidiaries, nor is there any Litigation pending, or threatened in writing, against Borrower or any of its Subsidiaries that is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.12 Margin Regulations; Use of Proceeds. No part of the proceeds of the Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U, T, or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of “buying” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U, T, or X. If requested by the Agent or any Lender, Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form U-1, as applicable, referred to in Regulation U.

5.13 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in the Perfection Certificate constitutes all of the real property leased, subleased, or used by Borrower or any of its Subsidiaries. Borrower and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets (subject to Permitted Encumbrances). Other than Permitted Encumbrances, as of the Closing Date, none of the properties and assets of Borrower or any of its Subsidiaries are subject to any Liens, and there are no facts, circumstances or conditions known to Borrower that may result in any Liens (including Liens arising under Environmental Laws) against the properties or assets of Borrower or any of its Subsidiaries. No Borrower nor any of its Subsidiaries owns fee title to any real property.

5.14 Perfected Priority Liens. The security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the Collateral in favor of the Lenders as collateral security for the Obligations, enforceable in accordance with the terms hereof (except as may be limited by applicable bankruptcy or insolvency laws and by general principles of equity) against all creditors of each Borrower and any Persons purporting to purchase any Collateral from any Borrower and are prior to all other Liens on the Collateral except for Permitted Encumbrances which, pursuant to the terms of this Agreement, are permitted to have priority over the Secured Parties’ Liens thereon.

5.15 Environmental Matters. As of the Closing Date: (i) Borrower and its Subsidiaries are and have been in compliance, in all material respects, with all Environmental Laws; (ii) there is no Litigation arising under or related to any Environmental Laws; (iii) no notice has been received by Borrower or any of its Subsidiaries identifying any of them as a “potentially responsible party” or requesting information pursuant to any Environmental Law, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in Borrower or its Subsidiaries being identified as a “potentially responsible party” under any Environmental Law; and (iv) Borrower has provided to the Lenders copies of all environmental reports, reviews, audits and other written information pertaining to actual or potential Environmental Liabilities of Borrower or its Subsidiaries.

5.16 ERISA.

(a) Schedule 5.16 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been made available to the Agent. To the Borrower’s knowledge, nothing has occurred, which would cause the loss of the qualified status of any Qualified Plan. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Borrower nor any ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that is reasonably likely to subject Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Schedule 5.16: (i) Borrower does not maintain or sponsor any Title IV Plan; (ii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iii) neither Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

5.17 Brokers. No broker or finder acting on behalf of Borrower or its Affiliates brought about the obtaining, making or closing of the Loan or the Related Transactions, and neither Borrower nor its Affiliates have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.18 Insurance. Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by Borrower, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy. Borrower and its Subsidiaries maintain insurance in amounts and on terms reasonably adequate in relation to the nature of Borrower and its Subsidiaries businesses and assets (and covering such risks as are customarily insured against by Persons of established reputation engaged in the same or a similar business and similarly situated), under policies believed by Borrower and its Subsidiaries to be valid and enforceable and issued by the insurers set forth on Schedule 5.18. Neither Borrower nor its Subsidiaries is in default of any obligation under any such policy.

5.19 Intentionally Omitted.

5.20 Patriot Act. Borrower certifies that, to the Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Borrower hereby acknowledges that the Agent and the Lenders seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Borrower hereby represents, warrants and agrees that: (i) none of the cash or property that Borrower or any of its Subsidiaries will pay or will contribute to Agent for the benefit of the Lenders has been or shall be derived from, or related to, any activity by Borrower or any of its Subsidiaries that is criminal under United States law; and (ii) no contribution or payment by Borrower or any of its Subsidiaries to Agent for the benefit of the Lenders, to the extent that they are within Borrower’s and/or its Subsidiaries’ control shall cause Agent or the Lenders to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Borrower shall promptly notify the Agent if any of these representations ceases to be true and accurate regarding either Borrower or any of its Subsidiaries. Borrower agrees to provide the Agent any additional information regarding either Borrower or any of its Subsidiaries that the Agent deems necessary or reasonably convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.21 Payment of Taxes. All federal, state and local income tax returns and other material reports of Borrower and each of its Subsidiaries required by law to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and each of its Subsidiaries and upon each of their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, excepting, however, those taxes, assessments or charges which are in the process of being resolved or being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.22 Deposit Accounts. As of the date hereof, (i) no Borrower has opened or maintains any Deposit Accounts other than the accounts listed in the Perfection Certificate and (ii) the Agent has a perfected security interest in each Deposit Account (other than an Excluded Account) listed on the Perfection Certificate which security interest is perfected by Control.

5.23 Investment Property. As of the date hereof each Borrower represents and warrants as follows: (1) it has no Securities Accounts other than those listed in the Perfection Certificate, (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Interests with respect to which the Agent has a perfected security interest in such Pledged Interests, and (3) it has entered into a duly authorized, executed and delivered control agreement with respect to each Securities Account listed in Perfection Certificate with respect to which the Agent has a perfected security interest in such Securities Accounts by Control.

5.24 Commercial Tort Claims. As of the date hereof, Borrower represents and warrants that no Borrower holds any Commercial Tort Claims other than those listed in the Perfection Certificate.

SECTION 6

DEFAULT, RIGHTS AND REMEDIES

6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. Failure to pay any (1) installment or other payment of principal of any Loan, or any interest on any Loan, when due or (2) any other amount due under this Agreement or any of the other Loan Documents due within three (3) Business Days after the same shall have become due and payable; or

(b) Default in Other Agreements. (1) Borrower or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loan) or any Contingent Obligations in an amount in excess of $250,000, or (2) breach or default of Borrower or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loan) or any Contingent Obligations in an amount in excess of $250,000, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause such Indebtedness or Contingent Obligations to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in Section 2.5 (Inspection), Section 3 (Negative Covenants), Section 4.1 (Financial Reports), or Section 4.3 (Capital Expenditures); or

(d) Breach of Warranty. Any representation, warranty, certification or other statement made or furnished to the Agent or any Lender by Borrower in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

(e) Other Defaults Under Loan Documents. Borrower defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from the Agent of such default or (2) the date which Borrower actually knows of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of Borrower, for all or a substantial part of the property of Borrower; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower makes any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $50,000 or (2) an amount in the aggregate at any time in excess of $100,000 (in either case to the extent not adequately covered by insurance in Agent’s sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its assets and remains, in the case of either (1) or (2) above, undischarged, unvacated, unbonded, or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree is entered against Borrower decreeing the dissolution or split up of Borrower and such order remains undischarged or unstayed for a period in excess of ten (10) days; or

(j) Solvency. Borrower ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k) Invalidity of Loan Documents. Any material provision of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l) Change of Control. A Change of Control occurs; or

(m) Subordinated Indebtedness. The failure of Borrower or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of the Agent or the Lenders, or if any such document becomes null and void; or

(n) Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any portion of the Collateral, which uninsured loss, theft, damage or destruction could reasonably be expected to have a Material Adverse Effect; or

(o) ERISA Default. A Reportable Event shall occur which the Agent, in its reasonable discretion, shall determine in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such entity’s complete or partial withdrawal from such Plan involving amounts in excess of $250,000; or

(p) Labor or Business Disruption. The occurrence of any strike, lockout, labor dispute or embargo, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(q) Material Adverse Change. The occurrence of any event of circumstance that results in a Material Adverse Effect; or

(r) Senior Debt. The occurrence of any of the following: (i) Borrower fails to pay any amounts due under the Senior Debt (after giving effect to any applicable notice and/or grace period), (ii) Senior Lender accelerates the Senior Debt and/or declares same to be due prior to the stated maturity, or (iii) the occurrence of any blockage period or standstill period or similar events pursuant to the Intercreditor Agreement.

6.2 Acceleration and other Remedies.

(a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), all of the Obligations shall automatically become immediately due and payable, Lenders’ obligation hereunder to make Loans to Borrower shall immediately terminate, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

(b) Upon the occurrence and during the continuance of any Event of Default other than described in Sections 6.1(f) or 6.1(g), the Agent, at the direction of the Required Lenders may, at their option, declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

(c) Upon the occurrence and during the continuance of any Event of Default other than described in Sections 6.1(f) or 6.1(g), the Lenders may, at their option, terminate its obligation hereunder to make Loans to Borrower.

(d) Upon the occurrence and during the continuation of any Event of Default, the Agent, at the direction of the Required Lenders may exercise any other remedies which may be available under the Loan Documents or applicable law, including all remedies provided under the Code.

(e) Except as otherwise provided for in this Agreement, Borrower waives, to the extent not prohibited by applicable law: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent for the benefit of the Lenders on which Borrower may in any way be liable, and hereby ratifies and confirms whatever such the Agent may do in this regard, (ii) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Agent, at the direction of the Required Lenders to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal, marshaling and exemption laws.

6.3 Performance by the Agent. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein if the Agent deems such covenant duty or agreement necessary or reasonably desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. In such event, Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that neither Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

6.4 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of a Default or Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Agent for the account of the Lenders from or on behalf of Borrower, and, subject to the terms of this Agreement, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Default or Event of Default against the Obligations in such manner as the Agent may deem advisable, consistent with the terms hereof, notwithstanding any previous application by the Agent and (b) in the absence of a specific determination by the Lenders with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied, ratably among the Lenders as follows: first to the payment of Fees and expenses pursuant to Section 1.3(c) then due and payable, second, to accrued interest on the Loan (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts), third, to reduce the outstanding principal balance of the Loan; and fourth to any other obligations of Borrower owing to the Lenders under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

6.5 Rights of Enforcement. The Agent shall have all of the rights and remedies of a secured party upon default under the Code, in addition to which the Agent shall have all and each of the following rights and remedies:

(a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(b) To receive any and all income, distributions, proceeds or other property received or paid in respect of the Pledged Interests.

(c) To register in the name of the Agent or its nominee (if not already so registered) all of the Pledged Interests, and Lender or its nominee may thereafter exercise (i) all voting and all equity and other rights pertaining to the Pledged Interests and (ii) any and all rights of conversion, exchange, and subscription and any other rights, privileges or options pertaining to such Pledged Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of Borrower or upon the exercise by Borrower or the Agent of any right, privilege or option pertaining to such Pledged Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but the Agent shall not have any duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(d) To apply the Receivables Collateral or the proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Obligations in accordance with the provisions of this Agreement.

(e) To take possession of all or any portion of the Collateral. Each Borrower hereby acknowledges that the Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall have occurred and be continuing, the Agent shall have the right to an immediate writ of possession without notice of a hearing.

(f) To exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and Borrower agrees to take all such action as may be reasonably appropriate to give effect to such right).

(g) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

(h) To apply to the Obligations any balances and deposits in any Deposit Accounts of the Borrower which the Agent, as a secured party, holds or is in control of.

(i) To appoint a receiver for the properties and assets of each Borrower, and each Borrower hereby consents to such rights and such appointment and hereby waives any objection such Borrower may have thereto or the right to have a bond or other security posted by the Agent.

(j) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

(k) The powers conferred on the Agent on behalf of the Secured Parties, hereunder are solely to protect Secured Parties’ interests in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its or their gross negligence or willful misconduct.

6.6 Sale of Collateral.

(a) The Agent on behalf of the Secured Parties, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law or otherwise required hereby) to or upon Borrower or any other Person (all and each of which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived to the extent permitted under applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best in its sole discretion, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right, without notice or publication, to adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be adjourned without further notice. The Agent and Secured Parties shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Borrower, which right or equity of redemption, to the extent permitted by law, is hereby waived or released.

(b) Borrower recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Interests, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Agent and the Secured Parties than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale. The Agent and the Secured Parties shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit Borrower or any Issuer to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if Borrower or Issuer would agree to do so.

Borrower further shall use its commercially reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Pledged Interests pursuant to this Section 6.6 valid and binding and in compliance with any and all other requirements of applicable law. Borrower further agrees that a breach of any of the covenants contained in this Section 6.6 will cause irreparable injury to the Agent and the Secured Parties, that the Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.6 shall be specifically enforceable against Borrower, and Borrower hereby waives, to the extent permitted by law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement, or any defense relating to the Agent’s or the Secured Parties’ willful misconduct, bad faith or gross negligence.

(c) No Secured Party shall incur any liability as a result of the sale of any Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner, it being agreed that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value and that are not customarily sold in a recognized market. Borrower hereby waives, to the extent permitted by law, any claims against the Agent and the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Agent or the Secured Parties accept the first offer received and does not offer any Collateral to more than one offeree, provided that the Agent and the Secured Parties have acted in a commercially reasonable manner in conducting such private sale.

(d) Borrower agrees that no Secured Party shall have any general duty or obligation to make any effort to obtain or pay any particular price for any Pledged Interests or other Collateral sold by the Secured Parties pursuant to this Agreement. The Secured Parties, may, in their sole discretion, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers.

(e) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide Borrower with such notice as may be practicable under the circumstances), the Agent shall give Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Borrower agrees that such written notice shall satisfy all requirements for notice to Borrower which are imposed under the Code or other applicable law with respect to the Agent’s exercise of the Agent’s rights and remedies upon default.

(f) The Agent or any Secured Party may purchase the Collateral, or any portion of it at any sale held under this Section.

(g) The Agent shall apply the proceeds of any exercise of the Agent’s rights and remedies under this Article towards the Obligations in accordance with this Agreement.

6.7 Occupation of Business Location. In connection with the Agent’s exercise of the Agent’s rights under this Section, the Agent may enter upon, occupy, and use any premises owned or occupied by Borrower. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to Borrower. In no event shall the Agent be liable to Borrower for use or occupancy by the Agent of any premises pursuant to this Article, nor for any charge (such as wages for Borrower’s employees and utilities) incurred in connection with the Agent’s exercise of the Agent’s Rights and Remedies.

6.8 Assembly of Collateral. The Agent may require Borrower to assemble the Collateral and make it available to the Agent at Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.

6.9 Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the “Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies. No waiver by the Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Agent’s Rights and Remedies and all of the Agent’s rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine. The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Obligations.

SECTION 7

CONDITIONS TO THE LOAN

7.1 Conditions to the Loan. The Lenders shall not be obligated to make the Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to the Agent and to Lenders, or waived in writing by the Agent on behalf of the Lenders:

(a) Loan and Security Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and the Agent; and the Agent shall have received such documents, instruments, certificates, agreements and legal opinions as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including each of the documents, instruments, certificates, agreements and legal opinions set forth on the closing agenda annexed hereto as Exhibit 7.1, all in form and substance reasonably satisfactory to the Agent in all respects.

(b) Approvals. The Agent shall have received satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions and the operation of Borrower’s business.

(c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.3, and shall have reimbursed the Agent and the Lenders, and their respective counsel, for all fees, costs and expenses of closing presented as of the Closing Date in accordance with and to the extent required under Section 1.3(c).

(d) Capital Structure; Other Indebtedness; Material Contracts; Tax Effect. The capital structure and governing documents of Borrower and the terms and conditions of all Indebtedness and all other material contracts of Borrower and all documentation relating to the structure of the Borrower and the tax effects after giving effect to this Agreement shall be acceptable to the Agent in its sole discretion.

(e) Due Diligence. The Agent shall have completed its business and legal due diligence, including, without limitation, legal, contractual, insurance and other reviews, and the results thereof shall have been satisfactory in form and substance to the Agent in its sole discretion.

(f) Distribution of Proceeds Statement. The Agent shall have received a statement of the planned distribution of proceeds from the Loan.

(g) Pro Forma Balance Sheet. The Agent shall have received Pro Forma opening balance sheets for Borrower, which are satisfactory in form and substance to the Agent in its in their sole discretion.

(h) Representations and Warranties. All representations and warranties contained herein shall be true and correct, in all material respects.

(i) No Default. No Default or Event of Default shall exist hereunder.

(j) No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could reasonably be expected to have a materially adverse effect upon the Borrower’s financial condition when compared with such financial condition at the date of the most recently delivered financial statements. In addition, no event shall have occurred or failed to occur since December 18, 2013, which materially adversely affects any market, economic or political conditions, as determined by the Agent in its sole discretion.

7.2 Condition to Loan. The obligation of any Lender to make a Loan on the occasion of a borrowing by Borrower shall be subject to the further conditions precedent that

(a) The representations and warranties contained herein are true and correct, in all material respects as of the date of such borrowing (except for those representations and warranties which by their terms refer to a specified prior date).

(b) No Event of Default or Default shall exist hereunder.

(c) Borrower shall pay to the Lender funding an Additional Advance, concurrently with the Additional Advance made by such Lender, a fee in the amount of one percent (1%) of such Additional Advance.

(d) There have been no events or changes in facts or circumstances affecting the business of Borrower which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been otherwise disclosed to the Lenders.

SECTION 8

MISCELLANEOUS

8.1 Indemnities. Borrower agrees to indemnify, defend, pay, and hold the Agent, Lenders, and their respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions including all costs, expenses, liabilities, and damages as may be suffered by any Indemnitee in connection with (i) the Collateral; (ii) the occurrence of any Default or Event of Default; (iii) in connection with or arising out of any presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries, or (iv) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnitee with counsel of its selection, but at the expense of Borrower) other than to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. This indemnification shall survive payment of the Loan and/or any termination, release, or discharge executed by the Agent or the Lenders in favor of the Borrower. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

8.2 Power of Attorney. Borrower hereby irrevocably constitutes and appoints the Agent (acting through any officer of the Agent) for the benefit of the Secured Parties as Borrower’s true and lawful attorney, with full power of substitution, following the occurrence of and during the continuation of an Event of Default, to take any of the following actions: (i) prosecute, defend, compromise, or release any action relating to the Collateral; (ii) sign change of address forms to change the address to which Borrower’s mail is to be sent to such address as the Agent shall designate; receive and open Borrower’s mail; (iii) endorse the name of Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral; (iv) sign the name of Borrower on any notice to Borrower’s Account Debtors or; sign Borrower’s name on any proof of claim in any bankruptcy proceeding of any Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts; (v) take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which Borrower is a beneficiary; (vi) file any claims or take any action or institute any proceeds that the Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent and the Secured Parties with respect to the Collateral; (vii) to execute, in connection with the sale provided for herein, any endorsement, assignments, or other instruments of conveyance or transfer with respect to the Collateral, including, without limitation, to transfer or cause the transfer of the Collateral, or any part thereof, on the books of the Issuer, to the name of the Agent or any nominee; (viii) to cause Borrower to issue new certificates relating to the Pledged Interests and deliver same to the Agent; (ix) to affix to any certificates and documents representing the Pledged Interests, the stock powers delivered with respect thereto; (x) use, license or transfer any or all General Intangibles of Borrower; and (xi) take any other action as the Agent in its sole discretion deems reasonably necessary or appropriate to preserve, protect and enforce the security interests granted hereunder. In connection with all powers of attorney described above, Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. All powers conferred upon the Agent herein, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

8.3 Amendments and Waivers. Except for actions expressly permitted to be taken by the Agent as specifically set forth in this Agreement or in any other Loan Document, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Agent and the Required Lenders (or, all Lenders to the extent expressly required elsewhere in this Agreement) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by Agent and all the Lenders directly affected thereby and Borrower, do any of the following: (i) lower the applicable interest rate; (ii) release any material portion of the Collateral (except for releases expressly required or permitted pursuant to this Agreement or the other Loan Documents); (iii) increase the Loan amount (other than as a result of disbursements made to fund interest, or other costs, expenses or attorneys’ fees incurred in connection with the Obligations, all as permitted elsewhere in this Agreement and the other Loan Documents); (iv) forgive or reduce any principal, interest or fees due under the Loan or the Obligations or extend the time for the payment of any such principal, interest or fees; (v) change the percentage specified in the definition of the Required Lenders; (vi) extend the Maturity Date, postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document, or (vii) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders.

8.4 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with hard copy to follow by U.S. mail), sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if properly transmitted on a Business Day before 4:00 p.m. New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to any Borrower:	Five9, Inc.
4000 Executive Parkway, Suite 400
San Ramon, CA 94583
	Attn:	Mr. Barry Zwarenstein, Chief Financial Officer

If to the Agent or any Lender:	c/o Fifth Street Finance Corp.
White Plains Plaza
10 Bank Street, 12th Floor
White Plains, New York 10606
	Attn:	General Counsel
	Fax:	(914) 328-4214

With a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626-1931
	Attn:	William F. Meehan, Esq.
	Fax:	(714) 546-9035

8.5 Obligations Absolute; Failure or Indulgence Not Waiver; Remedies Cumulative. The payment and performance by Borrower of all of the Obligations shall be absolute and unconditional, irrespective of any defense or rights of set-off, recoupment or counterclaim Borrower might otherwise have against any Agent or the Lenders, and Borrower shall pay and perform all of the Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until the Termination Date, Borrower shall (a) not suspend or discontinue any payments required pursuant to the Note, this Agreement or any other Loan Document; and (b) perform and observe all of the other terms and provisions of this Agreement or any other Loan Documents. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

8.6 Marshaling; Payments Set Aside. Neither Agent nor the Lenders shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent on behalf of the Lenders enforces Liens or Agent exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent conveyances or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

8.7 Intentionally Omitted.

8.8 Right of Set-Off. Borrower hereby grants to the Agent and each Lender a lien, security interest and right of setoff as security for all Obligations, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Lender, any entity under the control of any Lender and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived, to the extent permitted by law, by Borrower), upon the occurrence of and during the continuation of an Event of Default the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE THE LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

8.9 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

8.10 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

8.11 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.12 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, the Lenders and their respective successors and permitted assigns (including, in the case of Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of the Lenders shall be void. Any Lender may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents in accordance with Section 8.26. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, or the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

8.13 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or by Lenders. Borrower agrees that neither Agent nor the

Lenders shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the breach of their affirmative obligations under this Agreement or the gross negligence or willful misconduct of the party from which recovery is sought as determined in each case by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor the Lenders shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

8.14 Construction. Agent, Lenders and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent on behalf of the Lenders hereunder and Borrower.

8.15 Confidentiality. Agent and the Lenders agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and not to disclose such information to Persons other than (i) to Persons employed by or engaged by Agent, by Lenders and/or their partners, assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services so long as such persons are made aware of the confidential nature of such information and instructed to keep such information confidential, (ii) as required to be made by any Agent or Lender to any regulatory or governmental agency or pursuant to legal process, (iii) consisting of general portfolio information that does not identify Borrower or (iv) to the extent reasonably required in connection with a Securitization Transaction so long as the recipient thereof is subject to an agreement containing provisions substantially similar as those in this Section. The obligations of Agent and, if applicable, Lenders under this Section shall supersede and replace the obligations of Agent and, if applicable, Lenders under any confidentiality agreement in respect of this financing executed and delivered such Person prior to the date hereof. With Borrower’s prior approval, Agent and the Lenders may use the name of the Borrower and its logo, identifying images, and other Trademarks in connection with such Agent and/or the Lender’s marketing materials and may identify Borrower as a portfolio company of such Agent or the Lenders and/or their Affiliates.

8.16 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK OR WESTCHESTER COUNTY, NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER. BORROWER EXPRESSLY SUBMITS AND

CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

8.17 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT, AND THE LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND THE LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT, AND THE LENDERS WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

8.18 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in as 1.3 and 8.1 shall survive the Termination Date.

8.19 Entire Agreement. This Agreement, the Note and the other Related Transaction Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

8.20 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

8.21 Delivery of Termination Statements and Mortgage Releases. Upon the Termination Date, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent on behalf of the Lenders shall release the Liens granted hereunder and under the other Loan Documents and deliver to Borrower termination statements and mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations, all at the expense of Borrower.

8.22 Intentionally Omitted.

8.23 Protection of Collateral. The Lenders’ sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to use reasonable care. Borrower hereby agrees that any Lender shall be deemed to have used reasonable care with respect to Collateral in its possession if it deals with such Collateral in the same manner as such Lender deals with similar securities and property for its own account. None of the Lenders or any of their directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose.

8.24 Permitted Senior Debt. The Agent and Lenders acknowledge and agree that Borrower entered into the Loan and Security Agreement dated as of March 8, 2013 (as amended or otherwise modified), between Lead Borrower and City National Bank (as such Person may be replaced, the “Senior Lender”), pursuant to which Borrower incurred a secured senior revolving facility, ACH line facility and term loan (as such revolving facility, ACH line facility and term loan may be extended, modified, refinanced or renewed, the “Senior Debt”) in an amount not to exceed Seventeen Million Seven Hundred Thousand Dollars $17,700,000 ($12,500,000 of which is the revolving facility), which Senior Debt is subject to a certain Subordination Agreement of even date herewith by and between the Senior Lender and Agent (as amended from time to time, the “Intercreditor Agreement”). Such Senior Debt shall be secured only by the “Collateral” as such term is defined and used in the Intercreditor Agreement.

8.25 Additional Waivers.

(a) Borrower (and all guarantors, endorsers, and sureties of the Obligations) make each of the waivers included in Section (b), below, knowingly, voluntarily, and intentionally, and understands that the Agent and the Lenders, in establishing the loans and other financial accommodations to or for the account of Borrower as provided herein, whether not or in the future, are relying on such waivers.

(b) BORROWER, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW:

(i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Obligations and the Collateral.

(ii) Except as otherwise specifically required hereby or by any other Loan Document or by applicable law, the right to notice and/or hearing prior to the Agent’s or the Lenders’ exercising of rights and remedies upon the occurrence and continuation of an Event of Default.

(iii) Any claim to consequential, special, or punitive damages.

(iv) Any right to require any Agent to (a) proceed against Borrower or any other person or (b) to proceed against or exhaust any other security held by any Agent at any time or (c) to pursue any other remedy in any Agent’s power before exercising any right or remedy under this Agreement.

8.26 Syndication and Participation.

(a) Borrower acknowledges that any Lender may, at its option, sell participation interests in (a “Participation”), the Loan to one or more participants (each, a “Participant”). Borrower agrees with each present and future Participant that if an Event of Default should occur, each present and future Participant shall have all of the rights and remedies of a Lender with respect to any deposit due from any Participant to the Borrower. The execution by a Participant of a participation agreement with any Lender, and the execution by the Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said Participant in accordance with the terms of this Section 8.26(a).

(b) With the prior written consent of Borrower, which consent shall not be unreasonably withheld, any Lender may also, at its option, sell with novation all or any part of its right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders. Each additional lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of the rights and obligations under the Loan, and pursuant to which the additional lender accepts such assignment and assumes the assigned obligations. Notwithstanding the foregoing, Borrower’s prior written consent shall not be required in connection with any Lender’s exercise of any of its rights under this Section 8.26(b)(i) when an Event of Default exists or (ii) in connection with any Syndication to an Affiliate of any Lender or an Approved Fund.

8.27 Agent and Lenders. Borrower and the Lenders acknowledge and agree as follows:

(i) The liabilities of each Lender shall be several and not joint. No Lender shall be responsible for the obligations of any other Lender. Each Lender shall be liable to Borrower only for their respective proportionate shares of the Loan. Each Lender acknowledges that it has received and approved the form of all of the Loan Documents. Upon reasonable prior notice to the Agent by any Lender, such files and records will be made available to such Lender and its representatives and agents, at the above-described location, for inspection and copying during normal business hours. If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, no other Lender shall be relieved of their obligations, if any, hereunder, including their obligation (if any) to make an advance to Borrower. Notwithstanding the foregoing, the other Lenders shall have the right, but not the obligation, at their sole option, to make the defaulting Lender’s advance.

(ii) FSFC is hereby appointed by each Lender as the initial Agent hereunder and shall act as the administrative and collateral agent for the Lenders. FSFC accepts such appointment subject to the terms and conditions of this Agreement. Each Lender agrees that the Agent shall serve as its contractual representative hereunder and under each other Loan Document, and each Lender irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth in this Agreement and the other Loan Documents. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that FSFC (or any successor Agent) is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Lenders are expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Agent, the Lenders agree that the Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, and (c) perform, exercise, and enforce any and all other rights and remedies of the Lenders and the Secured Parties with respect to Borrower, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents. Without limiting the foregoing, Agent is specifically directed and authorized to execute and deliver the Intercreditor Agreement (and any amendments, modifications, waivers and notices thereto) and each Lender acknowledges and agrees that it shall be bound by the terms of the Intercreditor Agreement as a “Subordinated Creditor” therein. The provisions of this Section 8.27 are solely for the benefit of Agent and the Lenders, and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.

(iii) Any proceeds realized under the Loan Documents, or as a result of the exercise of any rights pursuant to the Loan Documents, shall be distributed by Agent to the extent available in accordance with the terms of this Agreement. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document. The Agent, in its administration of the Loan and the Loan Documents and in its administration of this Agreement, may rely upon any notice, certificate, instrument, document, letter, electronic mail, facsimile, or other paper and upon any telephone call believed by the Agent in good faith to be genuine and to have been signed or made by or on behalf of the authorized person purporting to do so, and shall not be liable hereunder on account of any such good faith reliance, except as a result of the Agent’s gross negligence, fraud or willful misconduct.

(iv) Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement or any other Loan Document.

(v) Each Lender hereby empowers and authorizes the Agent to execute and deliver to Borrower on their behalf the security agreement(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of this Agreement and the other Loan Documents. Each Lender hereby empowers and authorizes the Agent to execute and deliver to Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted or required by, or approved under, the terms of this Agreement or of any other Loan Document.

(vi) Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent. The Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii) The Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions.

(viii) Lenders agree to reimburse, defend, indemnify the Agent and hold the Agent harmless, ratably in proportion to their respective portion of the loans and commitments hereunder for, from and against: (a) any amounts not reimbursed by

Borrower for which the Agent is entitled to reimbursement by Borrower under the Loan Documents; (b) any other costs or expenses incurred by the Agent on behalf of the Lenders, in connection with (i) the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (ii) the protection of the Collateral; and (c) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (i) the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, (ii) the protection of the Collateral, or (iii) the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders shall survive payment and performance of the Obligations and the termination of this Agreement. All payments under this indemnity shall be made to the Agent within ten (10) Business Days after any demand for such payment that is accompanied by a description of the amounts so payable.

(ix) The Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Section shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder and under the other Loan Documents.

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Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

FIVE9, INC., a Delaware corporation

By:	/s/ David Hill
Name:	David Hill
Title:	VP Finance

FIVE9 ACQUISITION LLC, a Delaware limited liability company

By:	/s/ David Hill
Name:	David Hill
Title:	CEO

[signatures continued on following page]

Signature Page to

Loan and Security Agreement

LENDERS:

AS LENDER AND AGENT:

FIFTH STREET FINANCE CORP., a Delaware corporation

By:	Fifth Street Management LLC,
a Delaware limited liability company, its Agent

	By:	/s/ Ivelin M. Dimitrov
Ivelin M. Dimitrov, Chief Investment Officer

AS LENDER:

FIFTH STREET MEZZANINE PARTNERS V, L.P., a Delaware limited partnership

By:	FSMP V GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	/s/ Bernard D. Berman
Bernard D. Berman, Manager

Signature Page to

Loan and Security Agreement

ANNEX A

to

LOAN AND SECURITY AGREEMENT

DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Agreement and the following terms which are defined in the Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Documents of Title, Electronic Chattel Paper, Financial Asset, Letter-of-Credit Right, Securities, Securities Account, Securities Intermediary, Tangible Chattel Paper.

“Account Debtor” means any Person who is or may become obligated to Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible).

“Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (SFAS 141R and/or 142 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all such Person’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to such Person for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Adjusted Prime Rate” shall mean the Prime Rate in effect from time to time plus the difference, if a positive number, or minus the difference, if a negative number, (in each case expressed as a percentage) between (a) LIBOR on the date LIBOR was last applicable to the Loan, and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan.

ANNEX A

TO LOAN AND SECURITY AGREEMENT

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Amortization Payment Deferral Option” means Borrower’s option to extend the Amortization Payment Start Date for a period of twelve (12) months from the then existing Amortization Payment Start Date, subject to Borrower’s compliance with the Amortization Payment Deferral Conditions.

“Amortization Payment Deferral Conditions” means the following conditions, which shall be met at the time of Borrower’s election of any Amortization Payment Deferral Option:

(a) No Event of Default or Default shall exist hereunder;

(b) Borrower shall provide notice to the Agent at least ten (10) days prior to the applicable Amortization Payment Start Date of its request to exercise an Amortization Payment Deferral Option;

(c) Borrower’s revenue growth (which, for purposes of this calculation shall not include revenue growth attributable to any Permitted Acquisitions) for the calendar year most recently ended, as compared to the immediately preceding calendar year, is at least fifteen percent (15%); and

(d) Borrower shall have received gross proceeds (before underwriting discounts, commissions and expenses) from a Qualified IPO of at least One Hundred Million Dollars ($100,000,000).

“Amortization Payment Start Date” means February 29, 2016 unless otherwise extended by Borrower’s election of an Amortization Payment Deferral Option.

“Applicable Percentage” has the meaning ascribed to it in Section 1.3(b).

“Approved Fund” means any fund, investment vehicle or special purpose entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) any Lender, (b) an Affiliate of any Lender or (c) an entity or an Affiliate of an entity that administers or manages any Lender.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or any other applicable bankruptcy, insolvency or similar laws.

“Board” has the meaning ascribed to it in Section 2.10.

“Borrower” has the meaning ascribed to it in the Preamble.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Carry-Over Amount” has the meaning ascribed to it in Section 4.3.

“Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of one (1) year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one (1) year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one (1) year or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; and (d) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (c) above.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means the occurrence of any of the following:

(a) prior to a Qualified IPO, any event, transaction or occurrence resulting in Permitted Holders, in the aggregate, either directly or indirectly, ceasing to own and control all of the voting rights associated with greater than forty percent (40%) of all classes of the outstanding voting stock (excluding options and warrants) of Borrower;

(b) intentionally omitted;

(c) any transaction or series of related transactions in which the stockholders of Lead Borrower who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting stock of Lead Borrower immediately after giving effect to such transaction or related series of such related transactions;

(d) on or after a Qualified IPO, any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders), shall have acquired beneficial ownership (as such term is defined in Rule 13(d)(3) of the General Rules and Regulations promulgated by the SEC under the Exchange Act), directly or indirectly, of Stock of Borrower (or other securities convertible into such Stock) representing the greater of (i) 40% or more of the combined voting power of all Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board, or (ii) the percentage of the outstanding Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board then held by the Permitted Holders; or

(e) Lead Borrower fails to own and control, directly or indirectly, 100% of the Stock of each other Borrower.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Borrower, wherever located.

“Closing Date” means February 20, 2014.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by Section 1.9 hereof and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Secured Parties to secure the Obligations or any portion thereof.

“Collateral Documents” means this Agreement, any guaranties of the obligations (together with any collateral therefor), and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) under any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another or (vii) earnouts and similar payment obligations while they are contingent. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contracts” means, collectively, with respect to each Borrower, all Licenses, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Borrower and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Contract Rights” means any right to payment under a Contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including without limitation, the Related Transactions Documents.

“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Copyright License” means, with respect to any Person, rights under any agreement now or hereafter entered into by such Person either granting and/or acquiring any right to use any Copyrights, including the right to collect royalties or other license payments.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country, jurisdiction or any political subdivision thereof; and (b) all derivatives, reissues, extensions or renewals thereof.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.2(c).

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Schedules in the Index of Appendices to the Agreement.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, for any period, consolidated net income for such period before provision for payment of interest expense and Federal, state, local and foreign income taxes, plus depreciation and amortization to the extent deducted from such net income, in all cases for Borrower and its consolidated subsidiaries as determined in accordance with GAAP.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, permits, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, and other costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, including any arising under or related to any Environmental Laws, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” for any Person, means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located and, in any event, including all such Person’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Documents” shall mean the Warrants and all documents, instruments and agreements executed or delivered pursuant thereto, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Borrower, any trade or business (whether or not incorporated) that, together with Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means any accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for Borrower’s employees.

“Excluded Taxes” means (a) taxes based upon, or measured by, any Lender’s or other recipient’s overall net income, or overall net profits (including franchise taxes imposed in lieu of such taxes and/or United States federal branch profits taxes), but only to the extent such taxes are imposed by a taxing authority (i) in a jurisdiction in which such Lender or such other recipient is organized or (ii) in a jurisdiction which such Lender or such other recipient’s principal office is located and (b) with respect to such Lender or other recipient, any United States federal withholding tax imposed on amounts payable to Lender or such other recipient by reason of the failure of such Lender or such other recipient to comply with its obligations under Section 1.8(c), unless such failure is due to a change in applicable laws after the Closing Date.

“Extraordinary Receipts” means any cash proceeds received by Borrower or any Subsidiary not in the ordinary course of business (other than proceeds of the type described in Sections 1.2(f)(i), through (iv)) from (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments and (c) purchase price adjustments received in connection with any sale or acquisition.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Fees” means any and all fees payable to the Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries delivered in accordance with Section 4.1.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“Foreign Subsidiary” means any Subsidiary of Borrower which is organized under the laws of a jurisdiction other than the United States of America or any state or Governmental Authority thereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Intangibles” means, for any Person, “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by such Person, including all right, title and interest that such Person may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Person or any computer bureau or service company from time to time acting for such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, whose nature and/or quantity, use, manufacture, disposal, storage, transport or effect render it subject to federal, state or local regulation, investigation, remediation, mitigation or removal as potentially injurious to public health or welfare or the environment.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment, but excluding obligations to trade creditors incurred in the ordinary course of business, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the rate of 10%) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) “earnouts” and similar payment obligations that have been earned in full as of such date and are not contingent.

“Indemnitees” has the meaning ascribed to it in Section 8.1.

“Instruments” means, for any Person, all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks (including the goodwill associated with such Trademarks), and all know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement.

“Intercreditor Agreement” is defined in Section 8.24.

“Inventory” means, for any Person, any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person.

“Investment Property” means, for any Person, all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of such Person, including the rights of such Person to any securities account and the financial assets held by a Securities Intermediary in such securities account and any free credit balance or other money owing by any Securities Intermediary with respect to that account; (iii) all securities accounts of such Person; (iv) all commodity contracts of such Person; and (v) all commodity accounts held by such Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Lead Borrower” has the meaning ascribed to it in the Preamble.

“Lender” and “Lenders” have the meanings ascribed to them in the Preamble.

“Letter of Credit” has the meaning ascribed to it in Section 2.19.

“LIBOR Rate” shall mean LIBOR plus nine percent (9%) per annum.

“LIBOR” shall mean, for any Fiscal Quarter, the quoted offered rate (expressed in a percentage) for three-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the first LIBOR Business Day of such Fiscal Quarter as it appears in the ICE Benchmark Administration’s Secured Financial Transaction Protocol service or through a third-party redistributor of such information, which shall note an average ICE Benchmark Administration Limited Fixing for US Dollar (such page currently being ICE LIBOR USD 3 Month page and formerly BBA LIBOR USD 3 Month), as determined by the Lenders. The establishment of LIBOR by the Lenders shall be final and binding, absent manifest error.

“LIBOR Business Day” shall mean a day upon which (i) United States dollar deposits may be dealt in on the London interbank markets and (ii) commercial banks and foreign exchange markets are open in London, England and in New York.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or any of its Subsidiaries.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference,

priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.1(i).

“Loan” has the meaning ascribed to it in Section 1.1(a).

“Loan Account” has the meaning ascribed to it in Section 1.7.

“Loan Commitment” has the meaning ascribed to it in Section 1.1(a).

“Loan Documents” means the Agreement, the Note, the Collateral Documents, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Agent for the benefit of Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower and delivered to the Agent and/or the Lenders in connection with the Agreement or the transactions contemplated thereby, but excluding any Equity Documents. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements, replacements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Borrower and/or its Subsidiaries, taken as a whole, (b) Borrower’s ability to pay the Loan or any of the other Obligations in accordance with the terms of the Agreement and the other Loan Documents, (c) the Collateral (including the value of the Collateral) or the Secured Parties’ Liens on the Collateral or the priority of such Liens, or (d) the Agent and/or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Maturity Date” means February 20, 2019.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(d).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Note” has the meaning ascribed to it in Section 1.1(c).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by Borrower to the Agent and/or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under the Agreement or any of the other Loan Documents, but excluding any obligations arising under the Equity Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under the Agreement or any of the other Loan Documents.

“Participant” is defined in Section 8.26.

“Participation” is defined in Section 8.26.

“Patent License” means, with respect to any Person, rights under any agreement now or hereafter entered into by such Person, either granting any right with respect to any Patents and/or acquiring any rights to any Patents or applications for Patents, including the right to collect royalties or other license payments.

“Patents” means, with respect to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other jurisdiction, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other jurisdiction, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other patent jurisdiction, and (b) all reissues, continuations, continuations in part or extensions thereof.

“Payment Date” is defined in Section 1.2(a).

“Payment Intangible” as defined in the Code and also any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Perfection Certificate” means the Perfection Certificate issued by Borrower in connection with this Agreement.

“Permitted Acquisition” means any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person or any purchase or other acquisition of all or any substantial part of the business or assets of any other Person (an “Acquisition”) so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;

(b) Borrower has provided the Agent with (i) written notice of the proposed Acquisition promptly upon the execution of any letter of intent in connection therewith or concurrently with Borrower’s notification to the Board of such proposed Acquisition, but in all events at least thirty

(30) days prior to the anticipated closing date of the proposed Acquisition and, (ii) not later than two Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the then current drafts of acquisition agreement and other material documents relative to the proposed Acquisition;

(c) Borrower has provided the Agent with its due diligence package relative to the proposed Acquisition;

(d) the subject assets or Stock, as applicable, are being acquired directly by Borrower and, in the case with an acquisition of Stock, Borrower shall comply with Section 2.17(b);

(e) a Qualified IPO has occurred;

(f) total cash consideration for any single Acquisition or series of related acquisitions shall not exceed the greater of (i) $10,000,000 and (ii) thirty-five percent (35%) of Borrower’s consolidated revenue for the twelve month period ending on the last day of the most recent Fiscal Quarter for which Borrower has provided Financial Statements to the Agent as provided in Section 4.1(b), in each case for all Acquisitions consummated in the immediately preceding twelve months;

(g) the total cash consideration payable in respect of all Permitted Acquisitions shall not exceed (i) if Borrower has received gross proceeds (before underwriting discounts, commissions and expenses) of at least $100,000,000 from a Qualified IPO, then $20,000,000 in the aggregate, (ii) if Borrower has received gross proceeds (before underwriting discounts, commissions and expenses) of less than $100,000,000 but greater than or equal to $80,000,000 from a Qualified IPO, then a pro rata portion of the $20,000,000 in the aggregate based on the ratio of (A) gross proceeds (before underwriting discounts, commissions and expenses) Borrower has received from a Qualified IPO to (B) $100,000,000 and (iii) if Borrower has received gross proceeds (before underwriting discounts, commissions and expenses) of less than $80,000,000 from a Qualified IPO, then $0;

(h) the Acquisition shall be in a substantially similar line of business as Borrower (or, for an Acquisition of assets, shall be of a kind used in Borrower’s line of business); and

(i) Borrower’s Stock shall not have traded on any securities exchange for more than twenty percent (20%) below the Stock’s Qualified IPO price for the thirty (30) consecutive trading days prior to the proposed Acquisition (such price being proportionately adjusted from time to time to take into account the effect of any stock splits, reverse stock splits, stock dividends, and similar applicable, proportional stock transactions occurring from time to time).

“Permitted Encumbrances” means the following encumbrances:

(a) Liens for taxes or assessments or other Charges of any Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and with adequate reserves;

(b) Liens incurred or deposits made securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation or securing the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) and other similar obligations (excluding Liens under ERISA);

(c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business;

(d) Liens of materialmen, mechanics, warehousemen, carriers, artisan’s or other similar Liens arising in the ordinary course of Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves satisfactory to the Agent have been established, and do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower or any Subsidiary;

(e) Liens arising from leases, subleases, licenses or sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of Borrower or any Subsidiary, and not interfering with any interest or title of a lessor under any lease;

(f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party;

(g) any attachment or judgment lien not constituting an Event of Default;

(h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate;

(i) presently existing or hereafter created Liens in favor of the Agent for the benefit of the Secured Parties;

(j) Lien on specific Equipment provided that such Liens only attach to such Equipment, are incurred in connection with the acquisition, installation or improvement thereof and the aggregate amount secured by same does not exceed the amount of Indebtedness permitted pursuant subsection (d) of the definition of “Permitted Indebtedness”;

(k) Liens existing on the date hereof and renewal, refinancing and extensions (without increase in underlying Indebtedness) thereof which Liens are set forth on Schedule 3.2;

(l) Liens in favor of Senior Lender to secure the Senior Debt and any renewal, refinancing and extensions thereof;

(m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements;

(n) Liens consisting of rights of first refusal, co-sale and first refusal rights with respect to Stock; and

(o) Liens securing products, credit services, and financial accommodations provided to Borrower or any of its Subsidiaries, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, foreign exchange services and any extension, renewal or refinancing thereof, provided the aggregate amount secured by same does not exceed the amount of Indebtedness permitted pursuant to subsection (j) of the definition of “Permitted Indebtedness.”

“Permitted Holder” means any of Adams Street Partners, Hummer Winblad Venture Partners, SAP Ventures, Partech U.S. Partners or Partech International Growth Capital, or any of their Affiliates.

“Permitted Indebtedness” means:

(a) Indebtedness under the Related Transaction Documents;

(b) Indebtedness pursuant to a Contingent Obligation permitted under Section 3.4;

(c) Indebtedness as set forth on Schedule 3.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(d) Indebtedness secured by a Lien described in clause (j) of the definition of “Permitted Encumbrance” provided (i) such Indebtedness does not exceed the lesser of cost or fair market value of the equipment financed with such Indebtedness and the costs of installation or improvement thereof and (ii) such Indebtedness does not exceed $15,000,000 in the aggregate at any time (inclusive of any equipment financing arrangements set forth on Schedule 3.1);

(e) unsecured Subordinated Debt not to exceed $1,000,000 in the aggregate, provided, however, that the Agent may, from time to time in its sole discretion, permit Borrower to incur unsecured Subordinated Debt in excess of such amount;

(f) Indebtedness of Borrower to any Subsidiary, or any Subsidiary to Borrower, solely to the extent such Investment is permitted under Section 3.3;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations of such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and other similar obligations, in each case provided in the ordinary course of business;

(i) the Senior Debt and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased; and

(j) Indebtedness in respect of products, credit services, and financial accommodations provided to Borrower or any of its Subsidiaries, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, foreign exchange services and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased, provided such Indebtedness does not exceed $2,000,000 in the aggregate at any time (inclusive of any letters of credit set forth on Schedule 3.1).

“Permitted Transfer” means:

(a) Transfers of Inventory in the ordinary course of business;

(b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) Transfers of used, worn-out, surplus or obsolete Equipment;

(d) Transfers of property of any Subsidiary to Borrower or of any Subsidiary that is not required to be a Borrower under this Agreement to any other Subsidiary;

(e) Transfers of Equipment of Borrower or any Subsidiary to (i) any Subsidiary (other than a Foreign Subsidiary) and (ii) any Foreign Subsidiary in an aggregate amount not to exceed $100,000 in any calendar year, in each case that is in compliance with Section 2.17(b), to the extent such Transfer is necessary for such Subsidiary’s operations;

(f) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practices; and

(g) dispositions of assets that are not otherwise permitted so long as the aggregate fair market value of all such assets disposed of under this clause (g) do not exceed $250,000 during any calendar year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Borrower.

“Pledged Interests” means all Pledged Stock and all other shares, capital stock, membership interest, partnership interest or other equity interests of, and all other right, title and interest now owned or hereafter acquired by Borrower, regardless of class or designation, together with (a) all additional options, warrants, share appreciation right and other rights now or hereafter acquired by Borrower in respect of such shares, capital stock, membership interest, partnership interest or other equity interests (whether in connection with any capital increase, recapitalization, reclassification, or reorganization or otherwise) and all other property, rights or instruments of any description at any time issued or issuable as an addition to or in substitution or replacement for such shares, capital stock or other equity interests; (b) all certificates, instruments, or other writings representing or evidencing such interests, and all accounts and general intangibles arising out of, or in connection with, such interests; (c) any and all moneys or property due and to become due to Borrower now or in the future in respect of such interests or to which Borrower may now or in the future be entitled in its capacity as a member, shareholder or other equity holder, whether by way of a dividend, distribution, return of capital or otherwise; (d) all other claims which Borrower now has or may in the future acquire in its capacity as a member, shareholder or other equity holder against such entity and its property; (e) all rights of Borrower under any formation documents; and (f) all other agreements, if any, to which Borrower is a party from time to time which relate to its ownership of such interest, including, without limitation, all voting and consent rights of Borrower arising thereunder or otherwise in connection with Borrower’s ownership of such interests.

“Pledged Stock” shall mean the shares of Stock listed on Schedule I, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Stock of any Person that may be issued or granted to, or held by, any Borrower while this Agreement is in effect.

“Prime Rate” means the rate of interest which is announced and/or published in the Money Rates section of The Wall Street Journal from time to time as the prime rate (or if a range of rates is announced and/or published, the Prime Rate shall mean the highest of such rates).

“Pro Forma” means the unaudited consolidated balance sheets of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions.

“Proceeds” include, without limitation, “Proceeds” as defined in the Code, and the proceeds of each type of property described in Section 1.9.

“Projections” means Borrower’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified IPO” means the sale by Borrower or any direct or indirect parent of Borrower of its common Stock in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities & Exchange Commission in accordance with the Securities Act.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 5.13.

“Receivables Collateral” shall mean Borrower’s Accounts, Contract Rights, General Intangibles, Payment Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Securities, letters of credit for the benefit of the Borrower, and bankers’ acceptances held by the Borrower, and any other rights to payment.

“Related Transactions” means the borrowing of the Loan, the issuance of the Warrants, the payment of all Fees, costs and expenses associated with all of the foregoing in each case as contemplated herein and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Equity Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Restricted Payment” means, with respect to any Person (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly, other than any such payment made to redeem securities of such Person held by an employee, officer or director upon death, disability, retirement or termination; (c) any payment or prepayment of principal or premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Loan (except in accordance with the terms hereof) or any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding, other than any such payment made to redeem securities of such Person held by an employee, officer or director upon death, disability, retirement or termination; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation to Stockholders who are employees of such Person and other senior management of such Person or severance payments upon the termination thereof; and (g) any payment of management fees (or other fees of a similar nature), or out-of-pocket expenses in connection therewith by any Person to any Stockholder of such Person or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Required Lenders” means, at any time, Lenders who hold more than 50% of the aggregate amount of outstanding Loans and unfunded commitments.

“Securities Act” means the Securities Act of 1933.

“Secured Parties” means, collectively, the Lenders and the Agent.

“Securitization Transaction” means any financing transaction undertaken by any Lender or an Affiliate of any Lender that is secured, directly or indirectly, by the Note or any portion thereof or any interest therein, including any sale, whole loan sale, commercial paper warehouse transaction, asset securitization, secured loan or other transfer.

“Senior Debt” has the meaning ascribed to it in Section 8.24.

“Senior Lender” has the meaning ascribed to it in Section 8.24.

“Solvent” means, with respect to any Person on a particular date, that on such date if such Person is not “insolvent” as defined in the Code. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means any Indebtedness of Borrower subordinated to the Obligations in a manner and form satisfactory to the Agent in is sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Succeeding Fiscal Year” has the meaning ascribed to it in Section 4.3.

“Supporting Obligation” has the meaning given that term in the Code and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Taxes” means any present or future income, excise, stamp or franchise taxes and other taxes, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto of any nature whatsoever imposed by any Governmental Authority.

“Termination Date” means the date on which (a) the Loan has been repaid in full, (b) all other Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in accordance with the terms of this Agreement) under the Agreement and the other Loan Documents have been completely discharged; and (c) Borrower shall not have any further right to borrow any monies under this Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means, with respect to any Person, rights under any agreement now or hereafter entered into by such Person either granting and/or acquiring any right to use any Trademark, including the right to collect royalties or other license payments.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all trademarks, trade names, corporate names, business names, trade dress, trade styles, service marks, mask works, logos, internet domain names, other source or business identifiers (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country, jurisdiction or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transfer” has the meaning ascribed to it in Section 3.7.

“Warrants” means a certain Warrants to Purchase Stock issued on the Closing Date by Borrower in favor of the Lenders.

“Welfare Plan” means a Plan described in Section 3(1) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

EXHIBIT 1.1

FORM OF ADDITIONAL ADVANCE

EXHIBIT 1.1

TO LOAN AND SECURITY AGREEMENT

FORM OF ADDITIONAL ADVANCE REQUEST

TO: FIFTH STREET FINANCE CORP., a Delaware corporation, as Agent under that certain Loan and Security Agreement dated February 20, 2014 (“Loan and Security Agreement”). Initially capitalized terms not otherwise defined herein shall have the meaning ascribed such term in the Loan and Security Agreement.

FROM: FIVE9, INC., a Delaware corporation, and FIVE9 ACQUISITION LLC, a Delaware limited liability company (jointly and severally, individually and collectively, “Borrower”).

Borrower hereby requests an Additional Advance in the amount and on the date set forth below:

Amount of requested Additional Advance:	$
Requested date Additional Advance to be made:	$

The undersigned represents and warrants that each of the conditions to an Additional Advance in Sections 1.1(e)(ii) and 7.2 of the Loan and Security Agreement is satisfied and no Default or Event of Default exists under the Loan and Security Agreement.

Agent Use Only
Signature:
Print Name:	Received By:
Title:	Date:

Date:	Verified By:
Date:

EXHIBIT 7.1

CLOSING AGENDA

AGENDA OF ITEMS REQUIRED FOR CLOSING OF PROPOSED

$30,000,000 SECOND LIEN LOAN ARRANGEMENT

BY

FIFTH STREET FINANCE CORP. (“Lender”)

TO

FIVE9, INC.

AND

FIVE9 ACQUISITION LLC (collectively, “Borrower”)

Legend: (i) B = Borrower; (ii) BC = Borrower’s Counsel; (iii) L= Lender; (iv) LC = Lender’s Counsel

Agenda Number	Item	Responsible Party	Status

I. LOAN DOCUMENTS

1.1	Note a. $10mm (FSMP V) b. $20mm (FSFC)	LC	Final

1.2	Loan and Security Agreement	LC	Final

1.3	Schedules to Loan and Security Agreement	BC	Final

1.4	Exhibits to Loan and Security Agreement	LC	Final

1.5	UCC Financing Statements	LC	Final

1.6	Intercreditor Agreement	Senior Lender Counsel	Final

1.7	IP Filings a. Trademarks Collateral Assignment and Security Agreement b. Patent Collateral Assignment and Security Agreement c. Copyright Collateral Assignment and Security Agreement	LC	Final

1.8	Landlord’s Consent -San Ramon HQ	LC	Post-closing

1.9	Perfection Certificate for each Borrower	B/BC	Final

1.10	Fifth Street Funding Memorandum	LC	Final

1.11	Post-Closing Letter	LC	Final

Agenda Number	Item	Responsible Party	Status

II. ENTITY AND ORGANIZATIONAL DOCUMENTATION

For Each Borrower

2.1	(a) Certificates of Good Standing	BC	Received

	(b) Certificates of Good Standing/Foreign Qualification, as appropriate	BC	Received

	(c) Member’s Certificate of incumbency and authority, attaching organizational documents and resolutions (if LLC)/Secretary’s Certificate of incumbency and authority, attaching organizational documents and resolutions (if corporation)	BC	Final

	(d) Certificate of Formation (if LLC)/Articles of Organization (if corporation)	BC	Received

	(e) Operating/LLC Agreement (if LLC)/Bylaws (if corporation)	BC	Received

	(f) Votes, Consents, Resolutions authorizing transaction and loan	BC	Final

2.2	List of Senior Management Team	B	Received

2.3	Organizational Chart	B	Received

III. EQUITY DOCUMENTS

3.1	Warrants	LC	Final

3.2	Joinder to Stockholders Agreement	BC	Final

3.3	Lock-up Agreements	BC	Final

3.4	Capitalization Table	B/BC	Received

IV. MISCELLANEOUS

4.1	Copies of all Senior Loan Documents and draft of any amendments	B/BC	Received

4.2	Pro Forma Balance Sheet	B	Received

4.3	Copies of all Material Contracts/summaries	BC	Received

4.4	UCC, Litigation, Bankruptcy and Tax Lien Searches (for Borrower and any related parties)	LC	Received

Agenda Number	Item	Responsible Party	Status

4.5	Evidence of Insurance (Acord 27 (4/2004 version) and Acord 25S forms) *See attached insurance requirements*	BC	Received

4.6	Legal Opinion of Borrower’s counsel regarding enforceability, and due authorization	BC	Final

4.7	Lease for each location	BC	Received

4.8	Payment of loan fees, servicing fees, legal fees and other loan expenses	B	At closing

4.9	Financial Statements, operating results and budgets for most recent periods as requested by Lender	BC	Received

4.10	Satisfactory review of QofE and other reports	L/B	Received

SCHEDULE I

Pledged Stock

Issuer	Type of Interest	# Shares (%)	Certificate

Five9 Acquisition LLC	Membership interest	100 Units (100%)	N/A
Five9 Inc. Ireland Limited	Ordinary shares	100 (100%)	N/A
Five9 Philippines, Inc.	Capital stock	108,536 (100%)	N/A
Five9.ru	LLC interest	N/A (100%)	N/A
Five9 India Private Limited (dormant)	Shares	(unknown)	(unknown)
2058413 Ontario Inc. (in process of being dissolved)	Shares	(unknown)	(unknown)

*	All Pledged Stock held by Five9, Inc.
**	Percentage is calculated without giving effect to directors qualifying interests or similar interests

SCHEDULE 2.18

Security Interest Filings

Borrower	Jurisdiction
Five9, Inc.	Delaware Secretary of State
Five9 Acquisition LLC	Delaware Secretary of State

SCHEDULE 3.1

Indebtedness

Borrower has existing equipment lease lines of credit with the following providers:

Provider	Outstanding Balance (12/31/13)	Available Amount
Atel	$15,899.48	$0
Fountain	$888,146.04	$0
HP	$1,187,672.04	$0
Cisco	$3,176,974.75	$0
Winmark	$3,961,925.03	$1,670,000.00

Total	$9,230,617.34	$1,670,000.00

Borrower has arranged for City National Bank to issue irrevocable standby letter of credit ISB00000942 for the benefit of Alexander Properties Company in the original amount of $700,000 in connection with Borrower’s lease with Alexander Properties Company for its corporate headquarters.

Borrower has arranged for City National Bank to issue irrevocable standby letter of credit ISB00000939 for the benefit of International Fidelity Insurance Company in the original amount of $121,349 in connection with the posting of a bond with the California Public Utilities Commission.

Letter Agreement Promissory Note dated as of July 16, 2013, between Five9, Inc. and Universal Service Administrative Company with respect to contributions to Universal Service Fund.

SCHEDULE 3.2

Liens

Borrower has agreed to maintain $700,000 in an account at City National Bank to secure its reimbursement obligations under irrevocable standby letter of credit ISB00000942 for the benefit of Alexander Properties Company in the original amount of $700,000 in connection with Borrower’s lease with Alexander Properties Company for its corporate headquarters.

Borrower has agreed to maintain $121,349 in an account at City National Bank to secure its reimbursement obligations under irrevocable standby letter of credit ISB00000939 for the benefit of International Fidelity Insurance Company in the original amount of $121,349 in connection with the posting of a bond with the California Public Utilities Commission.

SCHEDULE 5.4(b)

Capitalization

Subsidiaries:

Subsidiary	Holder	Percentage Held
Five9 Acquisition LLC	Five9, Inc.	100%
Five9 Inc. Ireland Limited	Five9, Inc.	100%
Five9 Philippines, Inc.	Five9, Inc.	100%
Five9.ru	Five9, Inc.	100%
Five9 India Private Limited (dormant)	Five9, Inc.	100%
2058413 Ontario Inc. (in process of being dissolved)	Five9, Inc.	100%
Five9 Inc. Ireland Limited, Sucursal en Espana	Five9 Inc. Ireland Limited	100%

*	Percentage is calculated without giving effect to directors qualifying interests or similar interests

Lead Borrower:

(Attached)

SCHEDULE 5.16

ERISA

The company has the following Plans:

A Group Insurance Policy with Anthem Blue Cross for health care coverage for its employees and their dependents.

A Group Agreement with Kaiser Foundation Health Plan, Inc. for health care coverage for its employees and their dependents.

An insurance policy agreements with the following entities: Guardian Dental (dental insurance); VSP (vision insurance); and Guardian (life, short term, and long term insurance) for its employees and their dependents.

A standard 401K plan for U.S. employees (Borrower does not make any contributions to this plan on behalf of its employees).

SCHEDULE 5.18

Insurance

(Attached)